SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.     )

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☑ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).
☐ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12.

FRONTIER OIL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.)

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

March 26, 2009

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Frontier Oil Corporation to be held on Wednesday, April 29, 2009 at 9:00 a.m. (Houston time) in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2008 Annual Report to shareholders, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company in 2008.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely,

James R. Gibbs
Chairman of the Board

10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411   (713) 688-9600   fax (713) 688-0616

10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2009

To Our Shareholders:

The 2009 Annual Meeting of Shareholders of Frontier Oil Corporation (the “Company”) will be held in the offices of Andrews Kurth LLP located at 600 Travis, Suite 4200, Houston, Texas at 9:00 a.m. (Houston time) on Wednesday, April 29, 2009, for the following purposes:

1.	To elect eight directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Shareholders or until their respective successors have been elected or appointed.

2.	To Amend and Restate the Company’s Articles of Incorporation.

3.	To ratify the appointment of Deloitte & Touche LLP, independent certified public accountants, as the Company’s auditors for the year ending December 31, 2009.

4.	To act upon any and all matters incident to the foregoing and to transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote FOR each of the first three proposals set forth above. The accompanying Proxy Statement contains information relating to each of such proposals. The holders of record of the Company’s common stock at the close of business on March 9, 2009 are entitled to notice of and to vote at the meeting with respect to all proposals. We urge you to sign and date the enclosed proxy and return it promptly by mail in the enclosed envelope, whether or not you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

Houston, Texas
March 26, 2009

Electronic Availability of Proxy Materials:

We are making this Proxy Statement, including the Notice of Annual Meeting and 2008 Annual Report on Form 10-K for the year ended December 31, 2008, available on the following website: http://investor.shareholder.com/fto/annuals.cfm.

FRONTIER OIL CORPORATION

10000 Memorial Drive, Suite 600

Houston, Texas 77024-3411

PROXY STATEMENT

SOLICITATION AND REVOCABILITY OF PROXIES

This Proxy Statement is furnished by the Board of Directors of Frontier Oil Corporation (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 29, 2009, and at any postponement or adjournment thereof.  The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters, which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 26, 2009.

A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Wells Fargo Bank, N.A., Shareowners Services, 161 N. Concord Exchange, S. St. Paul, MN 55075 (“Wells Fargo”) or at the executive offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any postponement or adjournment thereof, or by delivering it to the Chairman of the meeting on such date.

The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and soliciting of proxies from the shareholders of record. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telephone and personal interview.

VOTING SECURITIES

All shareholders of record as of the close of business on March 9, 2009 are entitled to notice of and to vote at the meeting.  On March 9, 2009, the Company had ___________ shares of common stock, without par value (“Common Stock”), outstanding, excluding Common Stock held by the Company.  The Common Stock is the only class of voting securities of the Company. Shareholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date.  The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be postponed or adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed.

In conformity with Wyoming law and the bylaws of the Company, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. Cumulative voting for the election of directors is not permitted.  Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum while broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are not considered “shares present” with respect to any matter. Accordingly, abstentions will have no effect on the outcome of the election of directors but with respect to any other proposal will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

ANNUAL REPORT

The Company’s 2008 Annual Report on Form 10-K to shareholders, including consolidated financial statements, accompanies this Proxy Statement.  Such annual report does not form any part of the proxy solicitation materials.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 9, 2009, the beneficial ownership of the Company’s Common Stock, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding voting securities, excluding Common Stock held by the Company:

Name and Address of Beneficial Owner	Amount an Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)
FMR LLC 82 Devonshire Street Boston, MA 02109	13,242,354 (2)	___%
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	5,803,985 (3)	___%

(1)	Represents percentage of ____________ outstanding shares of the Company as of March 9, 2009.
(2)
FMR LLC has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Schedule 13G/A dated February 16, 2009.  Based on the filing, Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 11,503,920 shares of the outstanding Common Stock  as a result of acting as investment adviser to various investment companies (such investment companies collectively, the “Funds”) registered under Section 8 of the Investment Company Act of 1940 (“ICA”).  Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of 11,503,920 shares owned by the Funds.  Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ boards of trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ boards of trustees.

Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trust, of Series B shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of the Series B shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed under ICA to form a controlling group with respect to FMR LLC.

Strategic Advisers, Inc., 82 Devonshire Street, Boston, MA 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals.  As such, FMR LLC’s beneficial ownership includes 1,017 shares of the outstanding Common Stock beneficially owned through Strategic Advisers, Inc.

Pyramis Global Advisors Trust Company (“PGATC”), 53 State Street, Boston, MA 02109, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Exchange Act is the beneficial owner of 1,010,644 shares of the Common Stock as a result of its serving as investment manager of institutional accounts owning such shares.  Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,010,644 shares and sole power to vote or to direct the voting of 891,340 shares of Common Stock owned by the institutional accounts managed by PGATC.

FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries is the beneficial owner of 724,900 shares of the outstanding Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act.  Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d).

(3)
Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd. and Barclays Global Investors Canada Limited (“Barclays”) have filed jointly with the Commission a Schedule 13G dated February 5, 2009.  Based on the filing, Barclays has sole voting power with respect to 4,803,059 and sole dispositive power with respect to 5,803,985 of the reported shares of Common Stock.

COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 9, 2009, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) each named executive officer listed on the Summary Compensation Table on page 25 and (iii) all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock (1)

James R. Gibbs	431,215(2)	*
Douglas Y. Bech	137,029(3)	*
G. Clyde Buck	174,942(4)	*
T. Michael Dossey	52,685(5)	*
James H. Lee	74,549(6)	*
Paul B. Loyd, Jr.	26,750(7)	*
Michael E. Rose	11,718(8)	*
Michael C. Jennings	184,518(9)	*
W. Paul Eisman	175,350(10)	*
J. Currie Bechtol	97,869(11)	*
Jon D. Galvin	235,264(12)	*
Nancy J. Zupan	153,059(13)	*
Directors and executive officers as a group (15 persons)	1,912,791%

* Less than 1%

(1)
Represents percentage of outstanding shares plus shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised.  As of March 9, 2009, ___________ shares of Common Stock were outstanding and an additional option shares were exercisable within 60 days.

(2)
Includes 147,976 shares which Mr. Gibbs has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.   Mr. Gibbs has sole voting power and sole dispositive power with respect to 283,239 shares.

(3)	Mr. Bech has sole voting and sole dispositive power with respect to 137,029 shares.

(4)	Mr. Buck has sole voting and sole dispositive power with respect to 174,942 shares.

(5)	Mr. Dossey has sole voting and sole dispositive power with respect to 52,685 shares.

(6)	Mr. Lee has sole voting and sole dispositive power with respect to 74,549shares.

(7)	Mr. Loyd has sole voting and sole dispositive power with respect to 26,750 shares.

(8)	Mr. Rose has sole voting power and sole dispositive power with respect to 11,718 shares.

(9)
Includes 33,294 shares which Mr. Jennings has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Jennings has sole voting and sole dispositive power with respect to 38,578 shares and sole voting power for an additional 112,646 shares of restricted stock.

(10)
Includes 49,326 shares which Mr. Eisman has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Eisman has sole voting and sole dispositive power with respect to 38,860 shares and sole voting power for an additional 87,164 shares of restricted stock.

(11)
Includes 19,730 shares which Mr. Bechtol has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Mr. Bechtol has sole voting and sole dispositive power with respect to 46,419 shares and sole voting power for an additional 31,720 shares of restricted stock.

(12)
Includes 14,798 shares which Mr. Galvin has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table. Mr. Galvin has sole voting and sole dispositive power with respect to 182,900 shares and sole voting power for an additional 37,566 shares of restricted stock.  Mr. Galvin has pledged 182,900 shares as security for a $1,000,000 line of credit.

(13)
Includes 14,798 shares which Ms. Zupan has the right to acquire under the Company’s Omnibus Incentive Compensation Plan within 60 days of the date for which beneficial ownership is provided in the table.  Ms. Zupan has sole voting and sole dispositive power with respect to 96,098 shares and sole voting power for an additional 42,163 shares of restricted stock.

PROPOSAL 1:
ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR each of the nominees named below.  A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control “FOR” the election of the Board of Directors’ nominees, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

Mr. James R. Gibbs (64) joined the Company in February 1982, became President and Chief Operating Officer in January 1987, assumed the additional position of Chief Executive Officer in April 1992 and became Chairman of the Board in April 1999.  Effective January 1, 2009, Mr. Gibbs resigned his positions as President and Chief Executive Officer and is continuing as Chairman of the Board.  Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., a public oil field service company; an advisory director of Frost National Bank, Houston; and serves on the Board of Trustees of Southern Methodist University.  Mr. Gibbs was elected a director of the Company in 1985.

Mr. Douglas Y. Bech (63) has been Chairman and Chief Executive Officer of Raintree Resorts International (“Raintree”), a vacation club, since August 1997.  From 1994 to 1997, Mr. Bech was a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas. From 1993 to 1994, Mr. Bech was a partner in Gardere & Wynne, L.L.P. of Houston, Texas.  From 1970 until 1993, Mr. Bech was associated with and a senior partner of Andrews Kurth LLP of Houston, Texas.  Mr. Bech is a member of the Board of Directors of j2 Global Communications Inc., (NASDAQ: JCOM), an internet document communications company. He was appointed a director of the Company in 1993.

Mr. G. Clyde Buck (71) has been a financial consultant located in Houston, Texas since January 2008.  From 1998 through 2007, Mr. Buck was a Senior Vice President and Managing Director of the investment banking firm Sanders Morris Harris, Inc. (including predecessor firms).  From 1983 to 1998, he was a Managing Director of Dain Rauscher Corporation, also an investment banking firm.  Mr. Buck is also an advisory member of the Board of Directors of Smith International, Inc., a public oilfield service company.  He was appointed a director of the Company in 1999.

Mr. T. Michael Dossey (66) has been a management consultant located in Houston, Texas since April 2000.  From April 2000 through September 2002, Mr. Dossey was a management consultant affiliated with the Adizes Institute of Santa Barbara, California.  Prior to April 2000, Mr. Dossey spent 35 years with Shell Oil Company and its affiliates.  Prior to his retirement from Shell, his last assignment with Shell was General Manager-Mergers and Acquisitions for Equilon Enterprises LLC, an alliance between the domestic downstream operations of Shell and Texaco.  He also had been Vice President and Business Manager for Shell Deer Park Refining Company, which was a joint venture operation with Pemex.  Previously, he spent several years in Saudi Arabia where he was General Operations Manager for Saudi Petrochemical Company, a joint venture between Shell and the Saudi Arabian government. Earlier in his career, Mr. Dossey’s positions included various business and operational positions in Shell’s refining and petrochemical operations domestically and in Europe.  He was appointed a director of the Company in 2000.

Mr. Michael C. Jennings (43) joined the Company in June 2005 as Executive Vice President and Chief Financial Officer and became President and Chief Executive Officer on January 1, 2009.  Prior to joining the Company, Mr. Jennings was employed by Cooper Cameron Corporation beginning in May 2000 as Vice President & Treasurer, with responsibilities including managing merger and acquisition activities, the tax and corporate finance areas, Cooper Cameron’s liquidity and capitalization and overseeing bank and rating agency relationships.  From November 1998 until May 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals.  Prior to November 1998, Mr. Jennings was employed by Cooper Cameron Corporation as Director, Acquisitions and Corporate Finance from July 1995 until November 1998.  He was appointed a director of the Company in 2008.

Mr. James H. Lee (60) is Managing General Partner and principal owner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, which he founded in 1984. From 1981 to 1984, Mr. Lee was a Principal with the oil and gas advisory firm of Schroder Energy Associates.  He had prior experience in investment management, corporate finance and mergers and acquisitions at Cooper Industries Inc., a manufacturer of consumer and industrial products, and at White, Weld & Co. Incorporated, an investment bank and brokerage firm.  Mr. Lee is a member of the Board of Directors of Forest Oil Corporation, an oil and gas exploration and production company.  He was appointed a director of the Company in 2000.

Mr. Paul B. Loyd, Jr. (62) has been Chairman of Penloyd Holdings LLC, a private company engaged in investment activities, and an independent private investor since 2002.  He served as Chairman of the Board and Chief Executive Officer of R&B Falcon Corporation, the world’s largest offshore drilling company, from December 1997 until its merger in January 2001 with Transocean Sedco Forex.  From April 1991 until December 1997, Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates Corporation, and prior to that time he had served as Assistant to the president of Atwood Oceanics International, President of Griffin-Alexander Company, and Chief Executive Officer of Chiles-Alexander International, Inc., all of which are companies in the offshore drilling industry.  He has served as consultant to the Government of Saudi Arabia, and was a founder and principal of Loyd & Associates, Inc., an investment company focusing on the energy industry.  Mr. Loyd is a member of the Board of Directors of Carrizo Oil & Gas, Inc., a public company engaged in oil and gas exploration and production, and F&M Bancorp, a commercial bank holding company, and he serves on the Board of Trustees of Southern Methodist University and the Executive Board of the Cox School of Business.  He was appointed a director of the Company in 1994.

Mr. Michael E. Rose (62) has been involved in private investments since retiring from Anadarko Petroleum Corporation, one of the nation’s largest independent oil and gas companies in January 2004.  Mr. Rose had been with Anadarko for 24 years prior to his retirement, and from August 2000 until January 2004 he served as Executive Vice President Finance & Chief Financial Officer of Anadarko.  He also served as Senior Vice President Finance & Chief Financial Officer from January 1993 until August 2000 and prior to that time was Vice President Finance & Chief Financial Officer from January 1987 until January 1993.  From May 1981 until January 1987 he was Vice President & Controller of Anadarko. From 1971 until joining Anadarko as their Chief Accountant in 1978, he held a variety of positions with Atlantic Richfield Company, an integrated oil company now owned by British Petroleum.  He was appointed a director of the Company in 2005.

Director Independence

The Board has determined that no relationship, other than as a director and other than as described below, exists between the Company and its non-employee directors, that each of the nominees standing for election at the 2009 Annual Shareholders Meeting, other than James R. Gibbs, our Chairman of the Board, and Michael C. Jennings, our President and Chief Executive Officer, is independent within the meaning of New York Stock Exchange director independence standards attached to this proxy as Annex A (“NYSE standards”) and that each of the nominees otherwise has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.  The Board considers all relevant facts and circumstances in determining the independence of our non-employee directors including the NYSE standards.  Transactions by Mr. Buck in 2008, in which be purchased $150,000 of the Company’s publicly traded debt in the open market, and a transaction by Mr. Rose in 2007, in which he purchased $120,000 of the Company’s publicly traded debt in the open market, were considered by the Board and are being reported as Related Party Transactions on page 31.  The Board determined that these investments do not create a material relationship with the Company, are not covered by the NYSE independence standards and do not affect the independence of Mr. Buck or Mr. Rose. The Board based its independence determinations upon a review of all the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

The Board of Directors and Its Committees

The Board of Directors met five times in 2008, and each incumbent director of the Company attended 75 percent or more of the aggregate number of meetings of the Board of Directors held in 2008 while he was a director and committees of the Board while he served on such committee. The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. None of the directors attended the 2008 annual meeting of shareholders.

The non-employee directors of the Board met five times in 2008 without management present.  Beginning in 2007, the directors elected Mr. Bech to serve as presiding director for meetings when the non-employee directors meet without management present. An interested party may communicate with the non-employee directors or the presiding director directly by mailing such director(s) c/o Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

The Board of Directors has five standing committees comprised of directors of the Company: audit, compensation, executive, safety & environmental and nominating & corporate governance.

Audit Committee:  The Audit Committee is comprised of three non-employee directors, currently Messrs. Rose, Buck and Lee.  Each of the members of the Audit Committee is independent as defined by New York Stock Exchange listing requirements and as required by Rule 10A-3 under the Securities and Exchange Act of 1934 (“1934 Act”), and the Board of Directors of the Company has determined that Mr. Rose is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws.  The Audit Committee’s responsibilities include: (i) retaining, compensating and overseeing the independent public accountants performing the audit services on behalf of the Company, (ii) reviewing the Company’s annual and quarterly financial statements with management and with the independent public accountants, (iii) reviewing the report submitted in connection with the performance of the audit services by the independent public accountants on behalf of the Company, (iv) approving professional services provided by the independent public accountants, (v) reviewing the independence of the independent public accountants, (vi) considering the range of audit and non-audit fees and (vii) reviewing with management the integrity of the Company’s financial reporting process, both internal and external, and the adequacy of the Company’s internal accounting controls.  The Audit Committee met nine times during 2008.

Compensation Committee:  The Compensation Committee is comprised of three non-employee directors, currently Messrs. Bech, Loyd and Rose. The Compensation Committee’s responsibilities include: (i) establishing the Company’s philosophy for executive compensation to ensure it rewards performance, promotes the interests of the Company’s shareholders and is competitive with the Company’s peer group, (ii) reviewing the performance of corporate officers against goals and objectives approved by the Compensation Committee and approving their salaries, salary increases, and bonuses, (iii) approving compensation and benefit plans, including incentive compensation and equity based compensation plans and awards for officers and key employees, (iv) monitoring the benefits under all of the Company employee savings, thrift and retirement plans and (v) adopting a plan for the orderly succession of the officers of the Company.  Each of the members of the Compensation Committee is independent as defined by the New York Stock Exchange listing requirements. The Compensation Committee met six times during 2008.

Executive Committee:  The Executive Committee is comprised of five members of the Board of Directors, currently consisting of the Chairman of the Board, the Chief Executive Officer and three non-employee directors, currently Messrs. Gibbs, Jennings, Bech, Dossey and Loyd.  The Executive Committee’s responsibilities include: (i) being able to act on and exercise all of the powers and authority of the Board, subject to the limitations imposed by Wyoming law and the Company’s bylaws, in connection with those matters which the Board may delegate to the Committee that require expeditious consideration and resolution at times between regular meetings or when the Board cannot be convened in a timely manner for a special meeting and (ii) approving capital expenditures not to exceed $20 million and disposition of Company assets not to exceed $10 million.  The Executive Committee did not meet during 2008.

Safety & Environmental Committee:  The Safety & Environmental Committee is comprised of three non-employee directors, currently Messrs. Buck, Dossey and Loyd.  The Safety & Environmental Committee’s functions include: (i) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters arising out of worker safety, process safety and health issues, (ii) reviewing reports and information provided by Company management or consultants regarding material regulatory compliance matters or legislative developments related to environmental protection concerns and (iii) reporting material issues or compliance concerns included in the reports by management to the Board.  The Safety & Environmental Committee met five times during 2008.

Nominating & Corporate Governance Committee:  The Nominating & Corporate Governance Committee is comprised of three non-employee directors, currently Messrs. Lee, Bech and Dossey.  The responsibilities of the committee include: (i) reviewing possible candidates for the Board of Directors and recommending nomination of appropriate candidates to the Board, (ii) developing and periodically reviewing the Company’s corporate governance guidelines, (iii) evaluating the structure, operation, size and membership of each standing committee of the Board, (iv) recommending for Board approval the members and chairman for each standing committee, (v) overseeing the annual evaluations of the performance of the Board and its standing committees and the effectiveness of the Board, the standing committees and management, (vi) considering questions of independence and possible conflicts of interest of members of the Board and executive officers and (vii) reviewing the Company’s Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer.  Each of the members of the Nominating & Corporate Governance Committee is independent as defined by the New York Stock Exchange listing requirements.  The Nominating & Corporate Governance Committee met four times during 2008.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include: (i) business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its shareholders; (ii) being well-regarded in the community, with a long-term, good reputation for the highest ethical standards; (iii) having good common sense and judgment; (iv) having a positive record of accomplishment in present and prior positions; (v) having an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and (vi) having the time, energy, interest and willingness to become involved in the Company and its future.  We seek a diverse group of candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

The Nominating & Corporate Governance Committee has established procedures for identifying and evaluating nominees.  First, the Committee considers the Board’s needs.  For instance, the Committee may determine that, due to vacancies or current developments, the election of a director with a particular specialty (e.g., in a specific industry) would benefit the Board.  The Committee then solicits recommendations from the Chief Executive Officer and other Board members and considers recommendations, if any, made by shareholders, advisors and third-party search firms.  The Committee then evaluates these recommendations and identifies prospective nominees to interview.  Results from the interview process are considered by the Committee, and the Committee then recommends nominees to the full Board, which, upon approval by the Board, recommends the nominees for election by the shareholders.  In connection with the 2008 election of directors, the Company has not paid any fee to a third party to identify, evaluate or assist in identifying or evaluating such nominees.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders in the same manner as all other candidates.  Pursuant to the Company’s bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors.  Nominations made by a shareholder must be made by giving notice in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting.  The notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the 1934 Act.  The notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

All of the nominees for director recommended for election by the shareholders at the 2009 Annual Shareholders Meeting are current members of the Board.

 Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting non-employee director compensation, the Company considers the significant amount of time that directors spend fulfilling their duties to the Company, as well as the skill level required of members of the Company’s Board.  The non-employee directors have stock ownership guidelines similar to the executive officers.  Within three years after joining the Board, each non-employee director is expected to own shares of the Company’s common stock with an aggregate value of at least five times the annual cash retainer.  All directors met this requirement in 2008.

The following table provides compensation information for the one-year period ended December 31, 2008 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)

Mr. Bech	$87,500	$143,668	$0	$0	$231,168
Mr. Buck	$80,167	$143,668	$0	$0	$223,865
Mr. Dossey	$74,333	$143,668	$0	$0	$218,001
Mr. Lee	$80,500	$143,668	$0	$0	$224,168
Mr. Loyd	$72,500	$143,668	$0	$0	$216,168
Mr. Rose	$95,000	$125,025	$0	$0	$220,025

(1)
During 2008, the directors each received an annual cash retainer of $50,000, plus a cash payment of $1,500 per meeting attended.  The Chair of the Nominating & Corporate Governance Committee (Mr. Lee) received an annual committee chair stipend of $5,000.  The Chair of the Safety and Environmental Committee was Mr. Buck for the period January through April, and he received a stipend of $1,667.  In May, Mr. Dossey became the Chair of this committee, and he received a stipend of $2,500.

(2)
The dollar amounts shown for Stock Awards reflect amounts (pursuant to FAS 123(R)) expensed by the Company during 2008 for restricted stock units held by the directors.  There were no stock option expenses for the directors during 2008.  As part of the 2008 compensation package, each director received a restricted stock unit award equivalent to 3,750 shares of Common Stock and having a grant date fair value of approximately $125,000.  These restricted stock units vested in aggregate on December 31, 2008.  Please see Note 9 to Notes to Consolidated Financial Statements included in the Company’s 2008 Annual Report filed on Form 10-K for the valuation assumptions used in accordance with FAS 123(R).

(3)
Mr. Loyd had 15,000 options outstanding as of December 31, 2008 with a grant date of February 20, 2004, expiration date of February 20, 2009 and a $4.6625 exercise price.  He exercised these 15,000 options on February 6, 2009.  No other directors had options outstanding.

(4)
The Company does not provide a defined benefit pension plan for its directors.  Mr. Bech participates in the Company’s Deferred Compensation Plan.  The earnings on his deferred compensation balances did not exceed 120% of the applicable long-term federal rate and therefore are not reflected as compensation.  As with all participants in the Company’s Deferred Compensation Plan, there is no subsidy provided by the Company nor is there any guarantee of investment earnings on Mr. Bech’s deferred compensation balances.

The Company’s directors were compensated in 2008 pursuant only to the standard compensation arrangements described above.  No director received compensation from the Company under a special compensation arrangement.

Effective January 1, 2009, Mr. Gibbs resigned as President and Chief Executive Officer and will remain as Chairman of the Board.  Effective November 12, 2008, Mr. Jennings was appointed to the Board of Directors.  They are excluded from the table above because they are employees of the Company.  Mr. Gibbs’ and Mr. Jennings’ compensation information appears in the Summary Compensation Table on page 25.

Seven of the Company’s directors were elected by the shareholders and Mr. Jennings was appointed.  In addition, Mr. James S. Palmer served as Director Emeritus at the request of the Board through February 2008.  Mr. Palmer joined the Board of Directors of the Company in 1975 and served through the date of the 1999 Annual Meeting of Shareholders.  In 2008, as compensation for his services as Director Emeritus, Mr. Palmer was provided an annual cash retainer of $8,333, was paid a total of $1,500 for Board meetings he attended in person or telephonically and was reimbursed for related travel expenses.  Mr. Palmer received 3,750 restricted stock units during 2008; these had a grant date fair value of approximately $125,000 and vested in full on March 11, 2009 due to his retirement from Board service.

PROPOSAL 2:
APPROVAL OF SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Board of Directors has approved, subject to stockholder approval, an amendment and restatement of our Articles of Incorporation in order to clarify certain of its terms and shorten it to conform more closely to those of other public corporations and modern corporate governance practices. The full text of the proposed Second Amended and Restated Articles of Incorporation is set forth in Annex B of this proxy.

Reasons for Amendment

Our original Articles of Incorporation were restated in 1987. Over the course of the intervening 20 years, there have been a number of substantive changes made to the Wyoming Business Corporation Act, as well as changes in the practical application of the law. As a result, our current Articles of Incorporation are significantly different from the articles of incorporation of other public companies. More importantly, as changes in Wyoming law have occurred, conforming changes to our Articles of Incorporation have not been made and thus in some instances it conflicts with current law. Finally, certain provisions of our current Articles of Incorporation are vague and thus open to varied interpretation leaving the Company subject to unnecessary risks.

Effect of Amendment

The effect of the proposed amendment would be to modernize our Articles of Incorporation and make them consistent with Wyoming law, our bylaws and current practice. The proposed amendment would also amend or eliminate several ambiguous or obsolete provisions. They would not, however, alter the number of shares or classes of the Company’s authorized capital stock. A table providing an article-by-article summary of the proposed amendments, and reasons for the amendments, is set forth in Annex C of this proxy.

Approval Requirements

The affirmative vote of a majority of the shares entitled to vote at the annual meeting is required to approve the proposed amendment and restatement of our Articles of Incorporation. If the proposal is approved, it will become effective upon the filing of a certificate of amendment (which will include this proposal amending and restating our Articles of Incorporation) with the Wyoming Secretary of State, which will occur as soon as reasonably practicable after approval.

The Board of Directors recommends that you vote FOR the approval of the Second Amended and Restated Articles of Incorporation.

 PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2009.  This firm has served in such capacity since March 2002 and is familiar with the Company’s affairs and procedures.

Deloitte & Touche LLP has advised the Company that its representatives will be present at the 2009 Annual Shareholders Meeting to discuss results for the year ended December 31, 2008 and to make a statement if they desire to do so and to respond to appropriate questions.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the 1934 Act, except to the extent the Company specifically incorporates this Report by reference therein.

February 25, 2009

To the Board of Directors of Frontier Oil Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2008.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and have discussed with the auditors the auditors' independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Audit Committee

Michael E. Rose, Chairman
G. Clyde Buck
James H. Lee

Audit Fees

The following table sets forth the fees billed to the Company from its principal independent auditor, Deloitte & Touche LLP, for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Category	Fiscal 2008	Fiscal 2007

Audit Fees	$1,084,698	$1,011,105
Audit-Related Fees	68,500	77,500
Tax Fees	228,908	157,763
All Other Fees	-	-
Total	$1,382,106	$1,246,368

Audit Fees for the fiscal years ended December 31, 2008 and 2007 were for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of management’s assessment of internal control, as required by Sarbanes-Oxley Act, Section 404, consents, comfort letters and other services related to SEC matters.

Audit-Related Fees for the fiscal years ended December 31, 2008 and 2007 were for assurance and related services associated with employee benefit plan audits, Sarbanes-Oxley Act, Section 404 advisory services and agreed-upon procedure engagement.

Tax Fees for the fiscal years ended December 31, 2008 and 2007 were for services related to tax compliance and tax consultation.

All Other Fees for the fiscal years ended December 31, 2008 and 2007 were zero.

Pre-Approval Policy

All of the services performed by the independent auditor in 2008 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.  This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform.  The policy requires that prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.

Services provided by the independent auditor during 2008 that were included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings, but the Chairman of the Audit Committee has authority to grant pre-approval as necessary.  The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List.  Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

OTHER BUSINESS

The Board of Directors of the Company knows of no matters expected to be presented at the 2009 Annual Shareholders Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers and other officers of the Company as of March 9, 2009 along with their ages as of March 9, 2009 and office held by each officer.

Mr. James R. Gibbs (64) is Chairman of the Board. Information about Mr. Gibbs is included on page 4 with the information on nominees for the Board.

Mr. Michael C. Jennings (43) is President and Chief Executive Officer.  Information about Mr. Jennings is included on pages 4 and 5 with the information on nominees for the Board.

Mr. Douglas S. Aron (35) was named Executive Vice President and Chief Financial Officer January 1, 2009.  Prior to this appointment, he had been Vice President-Corporate Finance of the Company since May 2005 and Director-Investor Relations since March 2001.  Prior to joining the Company, Mr. Aron was a lending officer for Amegy Bank.

Mr. W. Paul Eisman (53) joined the Company in March 2006 as Executive Vice President-Refining & Marketing.  He has over 28 years of experience in refining and marketing.  Prior to joining the Company, Mr. Eisman was employed by KBC Advanced Technologies beginning in 2003, where he provided consulting services to the global refining industry and managed KBC’s operations in North America.  Prior to 2003, Mr. Eisman was employed by Valero and Ultramar Diamond Shamrock for twenty three years (1979 until 2002) where he held numerous positions, including Executive Vice President-Corporate Development, Senior Vice President – Refining and Commercial Operations, and Senior Vice President of Refining.

Mr. J. Currie Bechtol (67) has been Vice President-General Counsel of the Company since January 1998 and became Secretary of the Company in August 2000.  Prior to joining the Company, Mr. Bechtol was in private legal practice for 28 years, most recently with Hutcheson & Grundy L.L.P. from 1984 until joining the Company.

Mr. Jon D. Galvin (55) has been a Vice President of the Company since July 2000.  He served as Vice President-Crude Oil Supply of certain of the Company’s refining subsidiaries from July 2000 until May 2003, Vice President-Controller of the Company from September 1997 until July 2000 and Chief Financial Officer of the Company’s refining subsidiaries from February 1992 until July 2000.

Mr. Gerald B. Faudel (59) has been Vice President-Government Relations and Environmental Affairs of the Company since February 2000.  Mr. Faudel had previously been Vice President-Safety and Environmental Affairs and had served in similar capacities since November 1993.  From October 1991 through November 1993, Mr. Faudel was Director of Safety, Environmental and External Affairs of the refining subsidiaries of the Company.  Mr. Faudel was employed by the Company from October 1989 through October 1991 as Director of Safety, Environmental and External Affairs.  Prior to October 1989, Mr. Faudel was employed with Tosco Corporation’s Avon Refinery as Manager of Hazardous Waste and Wastewater Program.

Ms. Nancy J. Zupan (54) is Vice President and Chief Accounting Officer of the Company.  Prior to her appointment to this position on January 1, 2009, Ms. Zupan had been Vice President-Controller of the Company since 2001.  Since 1991, when the Company acquired the Cheyenne Refinery, she has been  Controller for the Company’s subsidiaries. She held the same position for the prior owners of the Cheyenne Refinery from 1987 until the acquisition.  Prior to 1986, Ms. Zupan was employed by Husky Oil Company, an integrated oil company.

Mr. Leo J. Hoonakker (61) was appointed Vice President-Treasurer of the Company in August 2008.  Prior to his appointment to this position, Mr. Hoonakker had been Treasurer of the Company since July 2005.  Since 2001, he has been Vice President-Treasurer for the Company’s subsidiaries and his positions prior to then were Treasurer, Assistant Treasurer and Credit Manager.  He has been with the Company since 1990.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the board of directors (referred to as the “Committee”) is responsible for establishing, implementing and regularly monitoring adherence with the Company’s compensation philosophy and has recommended to the Board that the following Compensation Discussion and Analysis (“CD&A”) be included in this Proxy Statement. To improve the reader's understanding, we provide the following descriptions for terms that are used extensively throughout the CD&A:

Annual Incentives - An arrangement under the Omnibus Incentive Compensation Plan (“OICP”) whereby a group of management employees can receive annual incentive compensation based on annual performance results.  The annual incentives are a performance award administered under the OICP.  For 2008, a minimum of 30% of any amount earned by the NEOs was paid in restricted stock; the remaining 70% was paid in cash.  Participants in the annual incentive program may also elect to convert all or a portion of their cash award into shares of restricted stock.  See page 16.

Committee - The Compensation Committee oversees administration of the Company’s executive compensation program under its charter, which is published on the Company’s website.

Compensation Consultant - Frederic W. Cook & Co., the compensation consultant, has been engaged directly by the Committee for the purpose of advising the Committee on the design of the Company’s executive compensation program and advising the Committee in setting compensation levels.  The Committee uses the analysis and advice of the compensation consultant in establishing compensation. The compensation consultant does no other work for the Company or for management.

Frontier, Frontier Oil, We, Us, and the Company - Frontier Oil Corporation.

Long-Term Incentives - An arrangement under which certain management employees are eligible for equity awards.  Like the annual incentives, the long-term incentives are administered under the OICP and can take the form of Stock Units, SARs, Bonus Shares, Dividend Equivalent Rights, Options or Other Stock-Based Awards as defined in the OICP.

Named Executive Officers (“NEOs”) - A group of six of the most senior officers of the Company for whom compensation information is being provided in the CD&A.

Omnibus Incentive Compensation Plan (“OICP”) - Frontier’s incentive compensation plan that was approved by the Company’s shareholders on April 26, 2006.

Performance Stock Units - Stock units granted to employees under the OICP in April 2006, February 2007 and February 2008.  These awards are structured to include a variable payout, whereby achievement of stated goals at target level will produce a target level award.  Maximum achievement (or higher) produces 125% of the target level award, and minimum, or threshold level, performance produces 75% of the target award.  Performance at less than the threshold level produces no award.

Peer Group - A group of 13 other energy companies used by the compensation consultant to analyze competitive market compensation practices in terms of types and amounts of compensation paid.  Companies within the peer group are all in the energy industry and are either direct business competitors, capital markets competitors or labor market competitors of Frontier.  All of these companies have similarities to Frontier in terms of size, relative capital intensity, industry sector and/or staffing and compensation models.  Based on discussion with the compensation consultant, the Committee established a range of approximately one fourth to approximately four times Frontier’s revenues or market capitalization in determining the relative size of firms that should appear in the peer group.  Thus, Frontier is at the median for size among the peer group companies as determined by revenues and market capitalization.  At the time the 2008 competitive analysis was conducted (in November 2007), Frontier’s annual revenues were $4.9 billion, which ranked seventh among the peer group, and Frontier’s market capitalization was $4.4 billion, which ranked seventh among the peer group.  The range of total revenues for the peer group companies as reflected in the compensation consultant’s November 2007 report was $1.9 billion to $18.8 billion; the range of market capitalizations was $1.1 billion to $18.6 billion. The Company uses peer group compensation statistics in the aggregate (typically, ranked according to percentiles) for comparison against Frontier’s compensation programs.  Therefore, individual peer companies are not material to our overall evaluation or the peer group data.  Companies included in the peer group used to establish 2008 compensation were as follows: Ashland Inc., Cameron International, Crosstex Industries, El Paso Corporation, FMC Technologies, Hanover Compressor, Holly Corporation, Murphy Oil, Sunoco Logistics, Tesoro Corporation, Western Refining, Williams Companies and World Fuel Services.  The peer group is distinct from the “refining peer group,” which is used by the Committee to determine Frontier’s relative performance for specific incentive awards.  See page 14.

Restricted Stock Unit - An equity-based compensation award that entitles the recipient to receive a share of the Company’s Common Stock at a specified future date, typically with time-based vesting.

Company’s Compensation Philosophy

Frontier’s executive compensation program is structured to support the Company’s business objectives and enhance shareholder returns by:

•	setting compensation at amounts that will attract and retain key executives and are reasonable overall in relation to competitive practices reflected in the Peer Group;
•	providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
•	linking compensation awards to performance targets that are reasonably related to short-term results and long-term growth in shareholder value.

This CD&A provides information on the Company’s overall executive compensation program, and provides specific compensation information and analysis of compensation paid to the NEOs, who held the following titles in 2008:

Jim Gibbs	Chairman, President & CEO
Mike Jennings	EVP & CFO
Paul Eisman	EVP, Refining & Marketing Operations
Currie Bechtol	VP, General Counsel & Secretary
Jon Galvin	VP
Nancy Zupan	VP & Controller

         Effective as of January 1, 2009, the following occurred:

•	Jim Gibbs retired as President and CEO and will remain Chairman.
•	Mike Jennings became President and CEO.
•	Doug Aron became EVP & CFO.
•	Nancy Zupan became VP & Chief Accounting Officer.

Jim Gibbs will remain as Chairman with a 2009 base salary of $975,000 and a target incentive bonus of 100% of base salary.  He will not participate in the 2009 long-term incentive compensation program.  Because of his retirement from the position of President and Chief Executive Officer, his outstanding restricted stock in the amount of 139,905 shares vested on December 30, 2008.  Mike Jennings’ 2009 base salary of $775,000 and target bonus of 100% of base salary were established with his appointment as President and Chief Executive Officer.

Development of the Company’s Executive Compensation Programs

The Company’s executive compensation programs have been developed based on the Company’s compensation philosophy with assistance from the compensation consultant. The Company’s executive compensation program includes three primary forms of compensation: base salaries, annual incentives and long-term incentives. These three forms of compensation combine to provide executives with:

•	income stability through base salaries,
•	near-term annual cash incentives to maximize performance compared to financial and/or operating targets aligned with share value creation; and
•	longer-term equity incentives to increase the Company’s share price, build ownership and encourage employment retention.

Changes in the Compensation Program

The Company’s 2008 compensation program was similar to the program administered in 2007.  Performance measures used for 2008 were as follows:

2008 Performance Measures

Annual Incentives	Long-Term Incentives

● Net income compared to plan	● Net income compared to plan
● Return on capital employed compared to the refining peer group (1)	● Return on capital employed compared to the refining peer group (1)
● Absolute return on capital employed compared to target return coupled with the Committee’s assessment of the Company’s performance related to Process Safety Management	● Three-year total shareholder return compared to the refining peer group (1)

(1)
The refining peer group is an equally-weighted index consisting of Sunoco, Tesoro, Valero, Holly, Western Refining, and Alon USA Energy, all of which are independent refining companies.  This group is distinct from the compensation peer group and is used specifically for comparing Frontier’s financial performance with direct competitors in the independent refining sector.

The Company maintained its practice of granting primarily performance stock units for its long-term incentive awards in 2008.  Our long-term incentive program has evolved over the last five years from relying solely on granting stock options to principally granting performance stock units.   In the past, stock options were an attractive compensation tool because the recipient earned value only when the Company’s share price appreciated.  The option vesting requirements also helped retain employees and improved continuity of management.  Upon adopting FAS 123(R), the Company re-evaluated its long-term incentive alternatives and concluded that issuing only stock options would generate relatively high compensation expense as compared to the lower value perceived by option recipients.

Accordingly, the Company shifted its long-term incentive awards from stock options to performance stock units for employees and to restricted stock units for directors.  The performance stock units represent full value shares that must be further “earned” by achieving performance goals set at the time of the initial award.  If earned, the performance stock units subsequently vest over a prescribed period of time, with full vesting occurring approximately 3.25 years after grant date for the performance stock units granted in February 2008.

Another meaningful development in the Company’s executive compensation program was to consolidate administration of annual incentive awards and long-term incentive awards under the single shareholder-approved OICP in 2006.  One of the principal reasons for establishing the OICP was to allow for deductibility of some elements of executive compensation in accordance with the United States Internal Revenue Code, Section 162(m).  This section of tax law addresses executive compensation and limits the Company from deducting compensation paid to certain executives in excess of $1 million per year unless certain conditions are met.  The Compensation Committee considers the anticipated tax treatment of the Company’s executive compensation when making incentive awards.

Objectives of the Company’s Compensation Programs

The objectives of Frontier’s executive compensation programs are to establish salaries, short-term and long-term incentive compensation programs, and employee benefits that attract and retain key executives and link a significant portion of executives’ compensation to achievement of specific performance targets. The Company believes that success in achieving the established targets is integral to the primary goal of producing strong returns for our shareholders.

Frontier is an extremely capital-intensive business, having approximately 850 total employees responsible for generating 2008 revenues of approximately $6.5 billion from a total asset base of $2.0 billion.  Responsibilities for developing and executing the strategies necessary to build shareholder wealth are concentrated in a small group of executives.

The market for experienced and capable managers in the energy industry (broadly) and the refining and marketing sector (specifically) is highly competitive due in part to the expansion and growth in this industry during the current decade and also due to the historical volatility within our industry that has resulted in an attrition of management talent.  The Company’s compensation programs and levels of compensation are developed and monitored so that execution of the Company’s key business strategies is supported by our compensation policies and practices.

Total compensation is generally targeted toward the competitive median, but may be higher or lower in terms of the actual compensation paid depending on the Company’s performance versus goals established for the annual incentive and long-term incentive programs.  A key part of our compensation strategy is to introduce meaningful risk and leverage into executive compensation by making it performance-based (specifically, through the annual incentives and long-term incentives).  The Company’s long-term incentive awards and the restricted stock component of annual incentives also enhance employee retention due to the staged vesting of these awards.

Compensation Program Components

The following discussion addresses the components of compensation used by Frontier to compensate its executives.

Base Salaries

Base salaries are largely determined through analysis of similar positions within the peer group developed by the compensation consultant and reviewed by the Committee for use in compensation benchmarking.  The peer group consists of both independent refiners and other energy industry companies that compete with Frontier for investment capital and management talent and services, and are broadly similar in revenues, market capitalization and complexity.  The Committee establishes base salaries within a competitive range to provide the NEOs with compensation consistent with their responsibilities in the Company and their experience.  The base salaries are set after review of peer group compensation data.  Additional factors contributing to the determination of an executive’s base salary level include his/her position and responsibilities within the Company, relevant business experience, skills and tenure at Frontier.

For 2008, NEO’s base salaries were set at levels from approximately the 40th to the 50th percentiles of comparable peer group positions – a range consistent with the Company’s general objective of paying base salaries at approximately the median level for the peer group.  While this range is consistent with the Company’s compensation philosophy, the peer group data lack perfect comparability across positions and companies.  Therefore, subjective business judgment and discretion are employed by the Committee when setting base salaries.

Annual Incentives

The Company’s officers and other key managerial employees are eligible for annual incentives that provide payments following attainment of annual performance criteria previously approved by the Committee. If the performance target(s) are reached, participating employees are paid an amount based on a specified percentage of the executive’s base salary as existed on  the first day of January of the bonus plan year. Under the OICP, the Committee has discretion to reduce an individual’s incentive award subjectively during or after the performance period but does not have discretion to increase the payout other than due to promotion.

The percentage of the individual’s salary specified as a target incentive level is developed with the assistance of the compensation consultant and approved by the Committee based on an assessment of individual responsibility, ability to affect Company results and review of peer group bonus awards for similar positions.  Please refer to the Supplemental Table on page 20 for 2008 target incentive percentages.

For the year 2008, the Committee employed three performance measures to determine annual incentive achievements.  These performance targets, along with the Company’s actual results and resulting payouts for each measure are reflected in the following table:

Target	Description	Percentage Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout

Net Income vs. Plan	Comparison of actual consolidated net income with Company’s 2008 profit plan	40%	a)$151.2 MM b)$189.0 MM c)$226.8 MM	$80.2 MM	0%
ROCE (1) vs. Peers	Company’s 2008 ROCE compared to the average ROCE of the refining peer group (2)	40%	a) 0.80x b) 1.05x c) 1.30x	1.15x	100%(3)
ROCE and Process Safety Management	Company’s ROCE versus specified goals further subject to Committee’s subjective assessment of Company’s performance in Process Safety Management	20%	ROCE levels: a) 10% b) 15% c) 20%	20.2%	200%
Total		100%			80%

(1) ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.  EBITDA of the Company and the refining peers excludes hedging and inventory valuation gains and losses.

(2) An equally-weighted index consisting of the refining peer group of Sunoco, Tesoro, Valero, Holly, Western, and Alon -- all of which are publicly-traded independent refining companies.  Achievement of targets, as determined by the Committee, will be based upon the results of all six companies in the refining peer group.

(3) Amount of payout is projected based on results through the nine months ended September 30, 2008.  Actual payout will be based on results through the year ended December 31, 2008, which should be available by late March 2009, interpolated on a straight line basis between the two closest points in the table above.

Each NEO has an annual incentive target designated as a percentage of his/her salary.  This target percentage is multiplied by the salary level and further multiplied by actual achievement and percentage allocation (per the table above) to determine the amount payable on the particular performance measure.  The sum of the amounts for the three measures equals the individual’s total annual incentive award.

Under the 2008 annual incentive bonus plan, performance in excess of target can produce bonus payments up to a maximum payment of 200% of the target award (when achievement is at or above the maximum stipulated amount) or as low as zero if actual achievement is below the threshold level.  The Company did not meet its profit plan in 2008, is expected to generate a Return on Capital Employed at target performance as compared to the refining peer group average and achieved its ROCE/Process Safety Management objectives at the maximum level.  As a result and as shown in the preceding table, we expect to pay 2008 aggregate annual incentives to the NEOs at 80% of the target level.

For 2008 annual incentives, a minimum of 30% of the incentive amount is paid in restricted stock; the remaining 70% is payable in cash.  Participants in this program also have the opportunity to convert all or a portion of their cash incentive payment into shares of restricted stock.  If this election is made, the participant receives restricted stock with a market value equal to 150% of the cash he/she was due to receive.  We provide this premium as incentive for executives to increase share ownership, to recognize the additional vesting period imposed on these shares and to compensate for the loss of Company savings plan contributions for compensation paid in stock.  Restricted stock received in lieu of cash payments for the 2008 annual incentives has a three-year vesting provision: 25% after one year, 25% after the second year, and the final 50% after the third year. We believe that adding a long-term component to annual incentives (i.e., through restricted stock grants) aids in retention and further aligns the interests of senior management with shareholders.

Long-Term Incentives

Equity grants are the Company’s primary form of long-term incentives.  The employees included in this program are those who, due to their position and responsibilities, are expected to have a meaningful incremental impact on the Company’s financial performance.

For its 2008 awards, which were granted exclusively in the form of performance stock units, the Committee established a company-wide long-term incentive pool with targeted overall awards having a grant date present value of approximately .55% of the Company’s market capitalization, which was at the 60th percentile of the peer group.

The Committee then reviewed an analysis of individual grant date present values for comparable peer group positions.  The grants provided to the NEOs in 2008 ranged from the 65th to the 75th percentiles when compared to aggregated peer group statistics for comparable positions, a range consistent with the Committee’s philosophy in making long-term incentive grants.

As a final measure, the Committee evaluated the percentage of all long-term incentive grants made to any one officer (particularly the CEO and the five other most highly paid officers).  This data was evaluated against peer group figures to assess the concentration of grants among the most highly compensated executives.

Ultimately, the long-term incentives are not granted according to a strict formula but are developed through a subjective process by which the Committee considers the executive’s position, responsibilities, skills, aggregate peer group practices for similar positions, the proportion of overall grants being received by that executive and the overall limit imposed by the Committee’s share value transfer objective.

         The performance stock units granted in 2008 are earned based on the achievement of performance goals approved by the Committee, whereby threshold or minimum level performance would generate a 75% payout, target performance would generate a 100% payout and maximum performance would generate a 125% payout.  Performance below the threshold level would result in no stock being issued to the executives.

          The 2008 performance measures, the Company’s performance against those measures, and the payout for each measure are reflected in the following table:

Target	Description	Allocation	Performance Levels: a) Threshold b) Target c) Maximum	Actual Performance	Payout

Net Income vs. Plan	Comparison of actual consolidated net income with the Company’s 2008 Plan	1/3rd	a)$151.2 MM b)$189.0 MM c)$226.8 MM	$80.2 MM	0%
ROCE (1) vs. Peers	Company’s 2008 ROCE compared to average 2008 ROCE of refining peer group (2)	1/3rd	a) 0.80x b) 1.05x c) 1.30x	1.15x	100%(4)
Total Relative Shareholder Return	A comparison of the Company’s three-year total shareholder return (“TSR”) with the average three-year TSR generated by the refining peer group (2)(3)	1/3rd	a) 0.80x b) 1.05x c) 1.30x	[TBD]	[TBD]
Total		100%

(1)
ROCE, or Return on Capital Employed, is defined as EBITDA divided by the sum of the annual average Shareholders’ Equity plus the annual average net debt.  EBITDA of the Company and the refining peers excludes hedging and inventory valuation gains and losses.

(2)
An equally-weighted index consisting of the refining peer group of Sunoco, Tesoro, Valero, Holly, Western, and Alon USA Energy -- all of which are publicly-traded independent refining companies.   Achievement of targets, as determined by the Committee, will be based upon the results of all six companies in the refining peer group.

(3)	The actual performance-based payout will be determined following the three-year performance period, which ends December 31, 2010.

(4)
Amount of payout is projected based on results through the nine months ended September 30, 2008.  Actual payout will be based on results through the year ended December 31, 2008, which should be available by late March 2009, interpolated on a straight line basis between the two closest points in the table above.

        Restricted stock is expected to be issued in 2009 with respect to the shares earned based on the ROCE vs. peers performance measure and will vest one-third on June 30, 2009, one-third on June 30, 2010 and one-third on June 30, 2011.  Should termination of employment occur because of death, disability or retirement, the restricted stock outstanding becomes 100% vested.  Retirement means the termination of employment other than for cause after the grantee’s 55th birthday and with the consent of the Committee.  Otherwise, if the participant ceases to be an employee, the restricted stock will be forfeited.

       With respect to the TSR performance measure, the amount of the award will be determined in early 2011. If the participant has remained employed through the performance period, he or she will receive the number of shares that have earned with respect to the TSR measure.

Health and Welfare Programs

The NEOs are eligible to participate in the Company’s health and welfare plans, basic life, supplemental life, long-term disability, and flexible benefits plans as well as the Company’s defined contribution pension and savings plan. NEOs participate in these plans on the same basis as any other salaried employee of the Company. In addition, the NEOs are eligible to participate in the Company’s non-qualified Deferred Compensation Plan. Once the NEO reaches the IRS limit for contributions made to a 401(k) plan, he/she may continue to defer salary and annual incentive amounts (and remain eligible for standard company matching contributions) by directing such funds into the Deferred Compensation Plan. Investment returns on Deferred Compensation Plan balances are derived solely from individual directions made by the participants. Each participant has discretion over the funds in his/her account and can select from a broad group of externally-managed mutual funds. The Company provides neither a subsidy nor a guarantee of investment returns on these funds.

Executive life insurance, a whole life insurance policy with a basic death benefit of approximately three times salary, is also provided to the NEOs. The Company pays the premium for this benefit.  During 2008, the Committee reviewed the Company’s Executive Retiree Medical Program and eliminated this benefit, with the exception of the one previously-retired employee who is a participant.

Perquisites

Frontier’s NEOs have access to certain perquisite benefits as a result of their position at the Company. The Company considers such perquisites as customary for executives at this level, and the perquisites do not typically represent a significant portion of an NEO’s overall compensation. The Company provides these perquisites for reasons of convenience, personal security, competitiveness, business relationships and traditional practice.

Perquisites available to the NEOs include the following:

•	One social club, health club or country club membership
•	Relocation expenses for moves required by the Company (which are generally provided to all salaried employees of the Company)

•	Gross-up for taxes resulting from relocation expenses paid by the Company but considered by the IRS as taxable income to the employee
•	Executive life insurance, a whole life policy with premiums paid by the Company and a death benefit of approximately three times base salary

•
Use of Company aircraft for personal travel, provided that the executive must reimburse the Company for jet fuel and landing fees related to the flight (available to Messrs. Gibbs, Eisman and Jennings only)

•
Gross-up for taxes which result from spousal or family travel on Company aircraft if the purpose of the trip is business - limited to $15,000 per year for EVPs and above and $10,000 per year for VPs.  The gross-up for taxes in 2008 did not exceed $2,200 for any officer.  See footnote 7 on page 26.

In valuing the perquisites included in the Summary Compensation Table, the Company uses the concept of “aggregate incremental cost” incurred by the Company in providing the perquisites.

Determination of Total Compensation

The Committee is responsible for setting the NEOs’ total compensation and performs this role with assistance from the compensation consultant.  The process followed by the Committee in setting total compensation is very similar to the process followed in setting levels or amounts for each element of compensation (base salaries, annual incentives and long-term incentives).  The Committee uses the compensation consultant’s analysis of peer group companies, considers internal position comparisons, individual responsibilities, skills and experience and other such relevant factors that the Committee may wish to consider in its business judgment and discretion.

Individual performance is considered by the Committee in subjectively assessing executive performance and total compensation (particularly, in its review of the CEO’s performance).  However, the individual evaluations are not the primary determinant of the total compensation paid in any given year due to Frontier’s emphasis on performance-based pay and our use of Company-wide performance measures, such as net income generated compared to plan.  In terms of individual performance, the Company’s philosophy for hiring and retaining executives at this level is that they should exhibit considerable individual competence and should perform at a high level in their positions.

Analysis of Total Compensation

For Frontier’s NEOs as a group, base salaries represented 32% of total compensation in 2008, annual incentives represented 20%, and long-term incentive awards represented 48%.

Frontier’s financial net income performance during 2008 was substantially less than 2007 and did not meet the 2008 plan with the result being that there was no payout under the net income component of the annual incentive plan and the long-term incentive plan.  Payout is expected at target with respect to the component of the annual incentive plan and the long-term incentive plan that is based on ROCE vs. peer performance.  Performance was at the maximum level for the third measure under the annual incentive plan (the Company’s ROCE vs. specified goals and the Company’s performance in Process Safety Management).  Performance remains to be determined for the third long-term incentive measure, which involves total shareholder return for the three-year period that runs through December 31, 2010.  See footnote 3 on page 18.

In addition to base salaries, annual incentives, long-term incentives and Company contributions to defined contribution pension and savings plans (including the Deferred Compensation Plan), all six NEOs are eligible for health and welfare benefits provided to all employees (medical insurance, basic life insurance, supplemental life insurance, long-term disability insurance and flexible benefits plans).  The Company also provides executive whole life insurance to the NEOs.

The material difference in the compensation packages of the NEOs primarily reflects their different positions and tenures within the organization.  In particular, Mr. Gibbs (the Company’s Chairman and CEO in 2008) was paid approximately two times the amount received by the next most highly paid officer in 2008.  Although this is a material difference in compensation amount, the distinction does not arise from a different compensation policy or philosophy used to determine CEO pay.  Mr. Gibbs’ compensation, of which approximately 86% was at risk and tied to the Company’s results, is driven by the same competitive and performance-related factors used to develop compensation levels for the other NEOs (and for many other positions within the Company).  The structure of the NEOs’ compensation packages are highly influenced by the Committee’s review of peer group compensation.  The Frontier NEOs have, on average, about 79% of their pay at risk based on Company performance – thus, actual compensation paid is significantly linked to the Company’s operating and financial results.  The total compensation for each of the NEOs is believed to be between the median and the 75th percentile for comparable positions within the peer group, with actual amounts paid being dependent primarily on Company performance.

Supplemental Table -- The following table provides additional analysis of the NEOs’ 2008 compensation:

Executive	2008 Base Salary	% Increase in 2008 Base Salary vs. 2007	2008 Target Incentive Percentage	Increase in 2008 Target % vs. 2007	Percent of Total 2008 Compensation Considered “At Risk” (1)	Approximate Total Compensation Percentile vs. Peer Group (2)

Mr. Gibbs	$975,000	10.2%	100%	0%	86%	65th
Mr. Jennings	$450,000	8.4%	70%	0%	81%	65th
Mr. Eisman	$500,000	16.3%	70%	0%	82%	60th
Mr. Bechtol	$330,000	10%	50%	0%	78%	55th
Mr. Galvin	$295,000	5.4%	50%	0%	74%	70th
Ms. Zupan	$295,000	5.4%	50%	0%	74%	70th

(1)
 “At Risk” Compensation represents the sum of annual incentive awards at target level plus the grant date present value of long-term incentive awards at target level divided by the sum of base salary plus annual incentive at target level plus the grant date present value of long-term incentive awards at target level as issued in 2008.  See Summary Compensation Table on page 25 for additional disclosures.

(2)	Per analysis of the compensation consultant.

Equity Compensation Administration

The Company and the Committee have designed procedures for the Company’s equity compensation programs (long-term incentives) to be administered directly by the Committee with transparency and fairness.  The Committee retains all authority for granting equity-based compensation and sets exercise prices for all stock options at the closing price of the Company’s common stock on the New York Stock Exchange on the grant date, which is typically the date of the Committee’s February meeting.  Commencing with shareholder approval of the OICP in April 2006, all shares issued by the Company for equity-based compensation will be issued from shareholder-approved plans.

2008 Equity Awards

In 2008, the Committee made equity awards in the form of performance stock units to 35 employees.  The performance stock units give the employee a right to receive a certain number of shares of the Company’s stock if pre-established performance targets are achieved. For 2008, the performance targets were set as indicated on page 17, and shares issuable from these performance stock units will be subject to either delayed vesting provisions (for Net Income and Relative ROCE measures) or a long-term performance period (for the TSR measure).  The grant date for the 2008 performance stock units coincided with the February 27, 2008 Compensation Committee meeting when those awards were approved.  The 2008 awards were granted with dividend rights such that, assuming an award is actually earned during the performance period, the recipient will be entitled to any dividends paid on the underlying share from initial grant date to vesting date.  These dividends will be accumulated by the Company and will be paid when the shares vest.

The Company also granted restricted stock in 2008 in partial payment of the annual bonuses received by employees based on the Company’s 2007 financial performance.  These restricted stock awards were made effective March 13, 2008 and will vest over three years, 25% each in March 2009 and 2010, and 50% in March 2011.  Should termination of employment occur because of death, disability or retirement, the restricted stock outstanding becomes 100% vested.  Retirement means the termination of employment other than cause after the grantee’s 55th birthday and with the consent of the Committee.  Otherwise, if the participant ceases to be an employee, the restricted stock will be forfeited.

The Company’s general practice for granting equity awards (options, performance stock units, restricted stock units and restricted stock) has been to include dividend rights with the awards.  Thus, assuming an award is certified by the Committee as having been earned through performance, the recipient will be entitled to receive all dividends paid on the underlying share from initial grant date to vesting date.  The cash dividends are accumulated by the Company and paid at the time the award vests.

Stock Ownership Guidelines

The Committee has issued stock ownership guidelines for the Company’s officers and non-employee directors.  These guidelines create additional alignment of interests between management, directors and shareholders through share ownership.  Fifteen employees and six non-employee directors are subject to the shareholding guidelines, which are as follows:

Position	Shareholding Requirement

Chairman	1 times Base Salary
Chief Executive Officer	3 times Base Salary
Executive Vice President	2 times Base Salary
Vice President (a)	1 times Base Salary
Non-employee Director	5 times Annual Cash Retainer

(a) Vice President of Frontier Oil Corporation or one of its subsidiaries

In addition to shares owned outright, an individual’s unvested restricted stock and restricted stock units qualify as shares owned for purposes of the shareholding guideline.  Newly-hired or promoted employees and newly-appointed non-employee directors have three years from their hire/promotion date to meet the guideline.  As of December 31, 2008, all employees and directors were either in compliance with the guideline or within their three-year grace period.  The Company has a policy that addresses hedging economic risk of ownership for shares owned by its officers and non-employee directors.  The policy does not permit the officers and non-employee directors to hedge the economic risk of ownership or pledge shares that are owned outright to meet the shareholding requirement.  The Committee must approve in advance any hedge and/or pledge transactions on shares held in excess of the shareholding requirement.

Management’s Role in Determining Compensation

The Committee establishes compensation for the NEOs using the recommendations of and peer group survey data provided by the compensation consultant. The Committee has four scheduled meetings each year in which it addresses executive compensation and related issues.  These meetings are chaired by the Committee Chair, currently Mr. Bech, and attended by the Committee members, the compensation consultant (as needed), Mr. Gibbs, Mr. Jennings, and other officers (as needed).  The Committee meets in executive session without management present at the conclusion of every meeting.  Management has no authority to set NEOs’ compensation but does perform administrative work for the Committee in conjunction with Committee meetings. Management also works with the compensation consultant at the direction of the Committee to develop compensation recommendations for consideration by the Committee. The compensation consultant does no other work for the Company or for management except to provide consulting services related to executive compensation levels and program design.

Severance Benefits

Change In Control Severance Benefit

Each of the NEOs has an Executive Change in Control (“CIC”) Severance Agreement with the Company. These agreements provide income security following corporate transactions that may result in loss of employment. The Company believes that the Executive CIC Severance Agreements help to align management and shareholder interests in connection with potential CIC transactions.  The current Executive CIC Agreements were effective as of December 30, 2008 and amended and restated the previous Executive CIC Severance Agreements for these officers.

Under the Executive CIC Severance Agreements, no severance benefit accrues to the executive unless a CIC transaction is consummated. A CIC transaction includes any transaction (merger, consolidation, tender offer or exchange offer) which results in any person or group becoming the beneficial owner of 25% or more of the Company’s voting securities. Other CIC triggers include a change in the majority composition of the Board of Directors, the sale or transfer of substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

Each of the new agreements initially has a three-year term; however, if a CIC occurs during the term, (1) in the case of four covered executives (Messrs. Gibbs, Jennings, Eisman and Aron) the agreement provides that it shall terminate 60 days after the first anniversary of the CIC date, and subject to their right extend the term for a period of three years after the CIC, and (2) for the other NEOs, the agreement provides that it will terminate two years after the CIC.

The agreements generally provide that after a CIC and during the remaining term of the agreement the executive shall be entitled to continuation of base pay as in effect before the CIC, an annual bonus opportunity equal to a specified percentage of base salary, continuation of reward opportunities under incentive plans at comparable levels to those in existence before the CIC, and continuation of perquisites.

The level of severance benefits in these agreements was established by the Committee in consultation with the compensation consultant and legal counsel.  The primary factor considered in setting the level of benefit (in particular, the multiple of annual salary) was the competitive practice of similar companies.  We believe, based on input from the Committee’s advisors, that our Executive CIC Severance Agreements contain benefits similar to those in agreements used by our competitors.  We also believe that these agreements serve the important function of aligning management and shareholders in the face of a potential change in control transaction.

CIC severance benefits are generally payable in the event that, during the period that the agreement is in existence after the CIC, (1) the executive is terminated by the Company for a reason other than “Cause” (as defined in the agreement) or disability or (2) the executive terminates for certain specified reasons. “Cause” encompasses certain acts of dishonesty by the executive and the executive’s failure to devote full time efforts to the Company or abide by the confidentiality provisions of the agreement, if such failures result in material injury to the Company.  The specified reasons for which the executive may terminate include significant changes in the executive’s powers and duties, and reductions in the executive’s compensation and benefits.  The benefits are also generally payable in the event of a termination during the six months preceding a CIC for reasons that would have entitled the executive to benefits if the termination had occurred after the CIC while the agreement was in effect.

The agreements for the Company’s four most highly paid officers (Messrs. Gibbs, Jennings, Eisman and Aron)  include a walk-away provision.  The walk-away provision permits the executive to either (1) leave voluntarily within 60 days after the first anniversary of the CIC event and receive the remainder of his severance pay or (2) elect to extend the agreement to 36 months following a CIC event. The Company provided this benefit because these four officers are positioned to influence consummation of a CIC transaction, and the Company wanted to ensure that the executives would not be compromised by personal concerns regarding future employment in the face of a transaction that may create significant shareholder wealth.

Severance benefits payable to executives under the current Executive CIC Severance agreements are expressed as a multiple of annual base salary.  For example, the prior agreement for Mr. Eisman would have provided for severance payment equal to three times the sum of base salary and target bonus plus an additional 30% of base salary in lieu of savings and welfare benefits.  These amounts total approximately six times base salary.  Under the new agreement, the payment is established as six times base salary.  Severance payments provided under the Executive CIC Severance Agreements are reduced by any base salary and bonus payments paid for the period commencing after the CIC.

In the event of a NEO’s death during the term of the agreement following a CIC event, the NEO’s estate will receive a lump sum payment equal to the sum of the NEO’s annual base salary and target annual incentives award, plus the fair market value of any equity compensation forfeited as a result of the executive’s death. In the event of a NEO’s disability during this same period, the NEO will receive the full benefit of the agreement for the remainder of its term or through the period of disability, whichever is less.

The following table provides detail on the terms of individual Executive CIC Agreements for the NEOs and Doug Aron, the current CFO:

Executive	Term of Agreement Following Change in Control Event (1)	Severance Payment as multiple of Salary	Walkaway Provision Following Change in Control

J. Gibbs	14 months	2 X	Yes
M. Jennings	14 months	7 X	Yes
P. Eisman	14 months	6 X	Yes
C. Bechtol	24 months	4 X	No
J. Galvin	24 months	4 X	No
N. Zupan	24 months	4X	No
D. Aron (1)	14 months	6 X	Yes

 (1) The Executive CIC Severance Agreements for Messrs. Gibbs, Jennings, Eisman and Aron have stated terms of 14 months, and during the 60 days after the first anniversary of the CIC event, the executive can leave voluntarily and receive the remainder of his severance pay or elect to extend the term of the agreement to 36 months following a CIC event.

The maximum cash payments payable by the Company to the NEOs and Doug Aron under the Executive CIC Severance Agreements, assuming a CIC was consummated and the executive was terminated effective December 31, 2008, are summarized below.  As noted, in scenarios where a CIC occurred but the executive was not terminated on the CIC date, benefits payable to the executive would be reduced by base salary and bonuses paid for employment after the CIC.  The total pro forma CIC payments shown below represent approximately 2.3% of the Company’s December 31, 2008 market capitalization.

Named Executive Officer	Cash Payment	Value of Accelerated Vesting of Equity Awards (2)(3)	Total	Gross-Up for 280G Excise Taxes (4)	Total CIC Payments

J. Gibbs	$1,950,000 (1)	$2,811,665	$4,761,665	$0	$4,761,665
M. Jennings	$5,425,000 (1)	$1,806,810	$7,231,810	$2,466,081	$9,697,891
P. Eisman	$3,000,000	$1,910,464	$4,910,464	$1,460,717	$6,371,178
C. Bechtol	$1,320,000	$780,534	$2,100,534	$0	$2,100,534
J. Galvin	$1,180,000	$695,522	$1,875,522	$0	$1,875,522
N. Zupan	$1,180,000	$774,623	$1,954,523	$0	$1,954,523
D. Aron	$2,280,000 (1)	$510,252	$2,790,252	$999,546	$3,789,798
Total	$16,383,000	$9,289,870	$25,624,770	$4,926,341	$30,551,111

(1) Reflects new position and salary effective January 1, 2009.

(2) Represents restricted stock and performance awards, deemed to be earned at maximum, that would vest upon a Change in Control.

(3) Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2008 of $12.63 per share.

 (4) Under the IRS Sections 280G/4999, if the present value of a CIC payment to an executive exceeds three times his/her average taxable compensation over the five most recent calendar years preceding the CIC, the executive is required to pay  a 20% excise tax on the excess payment.  The Company will reimburse any of the above NEOs for the 280G excise tax imposed as a result of a CIC. The tax is calculated using Internal Revenue Service Revenue Procedure 2003-68.  This represents the sum of the discounted present value of the restricted stock options and 1% times the number of full months between the CIC date and the vesting date of the restricted stock / options.

Executive Severance Benefit

Each of the NEOs and Doug Aron are also covered under a separate agreement that operates following employment termination unrelated to a CIC. Executive Severance Agreements were provided to the NEOs (and to other Company officers) in order to standardize termination benefits and provide a reasonable severance arrangement.

These Executive Severance Agreements provide for continuation of base salary for a period of time (12 months for Vice Presidents and 18 months for Executive Vice Presidents and higher), payment of a pro-rated annual incentive amount during the year of termination, Company payment of COBRA health care premiums, outplacement assistance vesting of all equity-based compensation awards held by the executive, and pro rata payment of performance awards The estimated cash costs that would be incurred under these agreements if the Company were to terminate each of the NEOs and Doug Aron as of December 31, 2008 are as follows:

Executive	Base Salary & Annual Incentive (2)	COBRA Premiums & Outplacement(3)	Total Cash Cost To Company	Value of Accelerated Vesting of Equity Awards(4)(5)	Total Severance Payments

J. Gibbs	$0 (1)	$0	$0	$0	$0
M. Jennings	$1,937,500 (1)	$46,101	$1,983,601	$882,862	$2,866,463
P. Eisman	$1,100,000	$44,417	$1,144,417	$805,339	$1,949,756
C. Bechtol	$495,000	$29,007	$524,007	$243,001	$767,008
J. Galvin	$442,500	$34,611	$477,111	$328,658	$805,769
N. Zupan	$442,500	$34,611	$477,111	$386,718	$863,829
D. Aron	$798,000 (1)	$46,101	$844,101	$244,870	$1,088,971

(1)	Reflects new position and salary effective January 1, 2009.
(2)	Assumes executive is entitled to full year incentive payment at target level.
(3)	Outplacement assistance of up to $15,000 is provided per the agreement.
(4)	Represents restricted stock that would vest upon termination. Performance awards that are earned after termination would be payable on a pro-rata basis.
(5)	Dollar amounts shown are calculated using the Company’s closing stock price on December 31, 2008 of $12.63 per share.

REQUIRED COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the aggregate compensation earned by the Company’s NEOs during 2008.  For a narrative description of items contained in this Summary Compensation Table, please see sections titled “Compensation Program Components,” “Determination of Total Compensation” and “Analysis of Total Compensation” under the CD&A. These references and the footnotes below the table provide a more complete understanding of the information presented in this table.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total

James R. Gibbs CEO (2)	2008 2007 2006	$975,000 $885,000 $850,000	$3,937,910 $7,014,219 $4,910,460	$0 $579,655 $1,026,466	$0 $0 $1,700,000	$0 $0 $65,660	$156,001 $261,989 $240,342	$5,068,911 $8,740,863 $8,792,928
Michael C. Jennings EVP & CFO (3)	2008 2007 2006	$450,000 $415,000 $389,000	$1,618,272 $1,671,327 $877,422	$144,703 $137,155 $94,851	$165,816 $116,200 $326,760	$0 $0 $993	$93,548 $100,934 $89,976	$2,472,339 $2,440,616 $1,778,992
W. Paul Eisman EVP / Operations	2008 2007 2006	$500,000 $430,000 $313,888	$1,725,040 $1,192,072 $408,513	$160,786 $152,399 $105,393	$184,240 $421,400 $336,000	$0 $4,265 $0	$142,728 $97,908 $285,898	$2,712,794 $2,298,044 $1,449,692
J. Currie Bechtol VP/General Counsel	2008 2007 2006	$330,000 $300,000 $260,000	$331,158 $704,073 $1,139,848	$0 $0 $194,907	$0 $90,000 145,600	$0 $5,997 $17,044	$77,018 $79,500 $66,865	$738, 176 $1,179,570 $1,824,264
Jon D. Galvin Vice President	2008 2007 2006	$295,000 $280,000 $270,000	$602,574 $671,481 $469,741	$48,237 $45,720 $36,822	$0 $56,000 $189,000	$0 $39,593 $41,548	$55,011 $69,667 $68,223	$1,000,822 $1,162,461 $1,075,334
Nancy J. Zupan VP/Controller	2008 2007 2006	$295,000 $280,000 $265,000	$704,955 $714,981 $474,661	$48,237 $45,720 $38,903	$0 $112,000 $148,400	$0 $1,736 $11,804	$60,850 $56,631 $50,302	$1,107,042 $1,211,068 $989,070

(1)	Salary amounts shown are the actual amounts paid before withholding for taxes, employee contributions to savings, pension and deferred compensation plans or other payroll deductions.

(2)
Effective as of January 1, 2009, James R. Gibbs resigned as President and Chief Executive Officer and will remain Chairman of the Board.  Mr. Gibbs’ 2009 salary is $975,000 and target incentive payment is at 100% of base salary.  His outstanding restricted stock in the amount of 139,905 shares vested on December 30, 2008.

(3)
Effective as of January 1, 2009, Michael C. Jennings became President and Chief Executive Officer.  Mr. Jennings’ 2009 salary is $775,000 with a target annual incentive payment at 100% of base salary.  Also effective January 1, 2009, Doug S. Aron became Executive Vice President and CFO.  Mr. Aron’s 2009 salary is $380,000 and target annual incentive payment at 60% of base pay.

(4)
The dollar amounts listed for Stock Awards and Option Awards represent the expense (pursuant to FAS 123(R)) recorded by the Company for Stock Awards and Option Awards that were expensed during the subject year are listed below in the Grants of Plan Based Awards table.  Please see Note 9 to the Notes to Consolidated Financial Statements included in the Company’s 2008 Annual Reports Filed on Form 10-K for additional disclosure about the Company’s equity-based compensation program including valuation assumptions.

(5)
The dollar amounts shown for Non-Equity Incentive Plan Compensation represent cash payments the Company made to each of these executives during the first quarter following the performance year under the Company’s annual incentive program.  Participants in 2007 and 2008 received a minimum of 30% of the bonus in restricted stock (and the remainder in cash).  In 2008, the NEOs made the following voluntary elections to convert bonus payments to restricted stock (the election percentage refers to the amount of the total bonus that was elected to be converted to restricted stock): Mr. Gibbs (70%), Mr. Jennings (0%), Mr. Eisman (0%), Mr. Bechtol (70%), Mr. Galvin (70%), and Ms. Zupan (70%).  In 2007, the NEOs made the following voluntary elections to convert cash incentive payments to restricted stock: Mr. Gibbs (70%), Mr. Jennings (50%), Mr. Eisman (0%), Mr. Bechtol (40%), Mr. Galvin (50%) and Ms. Zupan (30%).  The amount of restricted stock received by the NEOs for these voluntary conversions was increased by 50% as compensation for illiquidity and as incentive to own the Company’s stock.  The cost of the restricted stock grants related to the 2008 incentives will begin to be recognized by the Company beginning in 2009, and the Summary Compensation Table for fiscal 2009 will reflect these costs in the column entitled “Stock Awards.”  The restricted stock awards resulting from conversion of 2008 annual incentive payments into restricted stock will be disclosed in the Grant of Plan – Based Awards table for 2009 awards.    Actual Committee certification of incentive plan payouts will occur when the refining peer group results are available, which should be late March 2009.

(6)
Amounts shown for Change in Pension Value and Nonqualified Deferred Compensation Earnings reflect executives’ “excess earnings” on Deferred Compensation Plan balances. Disclosure of such “excess earnings” is required, and this value is calculated as the amount by which actual earnings exceed pro forma earnings based on 120% of the applicable federal long-term rate of 4.4%.  The Company did not subsidize or otherwise guarantee any executive’s Deferred Compensation Plan earnings. Amounts earned on the executives’ deferred compensation balances reflect gains or losses attributable to the executive’s investment directions. Additional detail on investment alternatives available within the Company’s Deferred Compensation Plan appears on page 30.

(7)	Details of All Other Compensation are provided in the following table:

Name	Year	Company Contributions to 401(k) and Deferred Compensation Plans	Life Insurance Premiums	Club Dues	Relocation	Tax Gross-Up For Aircraft Use (a)	Total All Other Compensation

J. Gibbs	2008 2007 2006	$117,000 $221,700 $220,588	$31,525 $31,525 $24,704	$7,353 $8,662 $6,205	$0 $0 $0	$123 $102 $8,844	$156,001 $261,989 $240,342
M. Jennings	2008 2007 2006	$73, 227 $75,955 $74,860	$6,093 $5,852 $5,343	$12,603 $17,351 $6,689	$0 $0 $0	$1,625 $1,776 $3,083	$93,548 $100,934 $89,976
P. Eisman	2008 2007 2006	$121,528 $80,960 $30,467	$11,844 $10,356 $5,383	$7,200 $4,813 $77,048	$0 $0 $171,412	$2,156 $1,779 $1,588	$142,728 $97,908 $285,898
C. Bechtol	2008 2007 2006	$50,400 $53,472 $49,764	$18,616 $18,616 $6,903	$7,809 $7,279 $8,490	$0 $0 $0	$193 $133 $1,709	$77,018 $79,500 $66,865
J. Galvin	2008 2007 2006	$41,498 $55,640 $56,288	$5,935 $5,210 $4,776	$7,578 $8,365 $7,170	$0 $0 $0	$0 $452 $0	$55,011 $69,667 $68,223
N. Zupan	2008 2007 2006	$48,545 $43,088 $40,571	$6,365 $6,123 $5,709	$5,940 $7,420 $3,420	$0 $0 $0	$0 $0 $603	$60,850 $56,631 $50,302

Grants of Plan-Based Awards

The following table sets forth information concerning grants made to the Company’s NEOs in 2008.  For a narrative description of items contained in the Grants of Plan-Based Awards Table, please see “Compensation Program Components” under the CD&A. This reference plus the following footnotes provide a more complete understanding of the information presented in the table.

			Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Date of Comm- itee Authori- zation (1)	Threshold ($) (2)	Target ($) (2)	Maximum ($) (2)	Threshold (#) (3)	Target (#) (3)	Maximum (#) (3)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($) (5)

J. Gibbs	2/27/08	2/27/08	$487,500	$975,000	$1,950,000	98,572	131,429	164,286	-
	3/24/08	3/19/08							62,129	$1,770,055
M. Jennings	2/27/08	2/27/08	$157,500	$315,000	$630,000	32,143	42,857	53,571	-	-
	3/24/08	3/19/08							15,862	$451,908
P. Eisman	2/27/08	2/27/08	$175,000	$350,000	$700,000	37,500	50,000	62,500	-	-
	3/24/08	3/19/08							4,696	$133,789
C. Bechtol	2/27/08	2/27/08	$82,500	$165,000	$330,000	20,036	26,714	33,393	-	-
	3/24/08	3/19/08							7,020	$200,000
J. Galvin	2/27/08	2/27/08	$73,750	$147,500	$295,000	13,928	18,571	23,214	-	-
	3/24/08	3/19/08							7,644	$217,778
N. Zupan	2/27/08	2/27/08	$73,750	$147,500	$295,000	13,928	18,571	23,214	-	-
	3/24/08	3/19/08							5,460	$155,555

(1)	Stock awards issued on February 27, 2008 were authorized by the Committee on the same date.

(2)
Amounts in these columns reflect 2008 awards under the Company’s annual incentive program.  Actual payout under this plan was determined based on the Company’s performance against previously-established performance measures (Company net income, Return on Capital Employed compared to the refining peer group average and ROCE / Process Safety Achievement).  See footnote 5 to the Summary Compensation Table on page 25 for information regarding conversion of Non-Equity Incentive Plan Awards into restricted stock.

(3)
Share amounts shown for Estimated Future Payouts under Equity Incentive Plan Awards for the NEOs are the performance stock unit grants made during 2008 under the long-term incentive plan. As with the annual incentive plan, 2008 payouts for these performance stock units were not made for one metric (Company net income) and are expected at the target level on one of the other measures (Return on Capital Employed compared to the refining peer group, which comprise one-third of the units granted); payout for the third measure is not yet determinable (three-year total shareholder return vs. the refining peer group).  See page 17.

(4)
Amounts shown in this column represent Restricted Stock awards made March 24, 2008 as a component of the NEO’s 2007 annual incentive.   This stock vested 25% on March 13, 2009, and will vest 25% on March 13, 2010 and 50% on March13, 2011.  All the NEOs were paid a minimum of 30% of the value of their 2007 annual incentive payment in restricted stock.  Messrs. Gibbs, Jennings, Bechtol and Galvin and Ms. Zupan elected to have an additional 70%, 50%, 40%, 50% and 30%, respectively, of their 2007 annual incentive payments converted to restricted stock.  As a result, Mr. Gibbs was granted 48,325 additional shares, Mr. Jennings was granted 11,330 additional shares, Mr. Bechtol was granted 4,680 additional shares, Mr. Galvin was granted 5,460 additional shares, and Ms. Zupan was granted 3,276 additional shares.  These amounts include 16,108 shares for Mr. Gibbs, 3,776 shares for Mr. Jennings, 1,560 shares for Mr. Bechtol, 1,821 shares for Mr. Galvin, and 1,092 shares for Ms. Zupan to be paid by the Company as a risk premium.  See footnote 5 to the Summary Compensation Table on pages 25 and 26.

(5)	Computed in accordance with FAS 123(R), the dollar value of these stock awards is based on the closing price for the Company’s common stock on March 13, 2008 (the grant date), of $29.60 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects all outstanding equity awards held by the Company’s NEOs as of December 31, 2008:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)(2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)(5)

J. Gibbs	73,988	73,988	-	$29.3850	4/26/11	-	$0	222,618	$2,811,665
M. Jennings	11,098	22,196	-	$29.3850	4/26/11	69,902	$882,862	73,155	$923,948
P. Eisman	24,664	24,662	-	$29.3850	4/26/11	63,764	$805,339	87,500	$1,105,125
C. Bechtol	9,866	9,864	-	$29.3850	4/26/11	19,240	$243,001	42,560	$537,533
J. Galvin	7,400	7,398	-	$29.3850	4/26/11	26,022	$328,658	29,047	$366,864
N. Zupan	7,400	7,398	-	$29.3850	4/26/11	30,619	$386,718	30,713	$387,905

(1)	Amounts shown in these columns relate to stock options that were issued by the Company and were still outstanding as of December 31, 2008.

(2)	Options granted on April 26, 2006 with an exercise price of $29.3850 vested one-fourth on April 26, 2007, and one-fourth on April 26, 2008 and one-half will vest on April 26, 2009.

(3)	These amounts relate to restricted stock and restricted stock units which have been issued and are not yet vested. The following table indicates vesting of these awards by date and by individual:

Name	Vest on 3/13/09	Vest on 6/30/09	Vest on 3/13/10	Vest on 6/30/10	Vest on 3/13/11	Total Unvested at 12/31/08

J. Gibbs	0	0	0	0	0	0
M. Jennings	8,463	32,866	7,588	13,054	13,054	69,902
P. Eisman	2,416	38,677	3,657	16,666	2,348	63,764
C. Bechtol	1,755	6,110	1,755	6,110	3,510	19,240
J. Galvin	4,513	10,491	3,308	3,888	3,822	26,022
N. Zupan	7,179	11,603	4,107	5,000	2,730	30,619

(4)	Dollar values shown are calculated using the Company’s closing stock price on December 31, 2008 of $12.63 per share.

(5)
Dollar values and numbers of shares indicate the maximum shares payable in relation to performance stock units granted during 2007 and 2008.  Following certification of performance attainment by the Committee, the Company expects to issue no restricted stock for the 2008 awards for one metric (Company net income) and to issue shares at the target level on one of the other measures (Return on Capital Employed compared to the refinery peer group, which comprises one-third of the units granted).  The final performance measure will be assessed at the end of its performance period, which terminates December 31, 2009 for performance units granted in 2007 and December 31, 2010 for performance units granted in 2008.  Of the restricted stock issued for the Return on Capital Employed compared to refinery peer group performance measure, vesting will occur 1/3rd June 30, 2009, 1/3rd June 30, 2010 and 1/3rd June 30, 2011.  See page 17.

Option Exercises and Stock Vested During 2008

The following table reflects the stock options exercised and shares vested during 2008 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#) (1)	Value Realized On Exercise ($)(2)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(3)

J. Gibbs	-	$0	379,745	$9,057,983
M. Jennings	-	$0	77,211	$2,550,704
P. Eisman	-	$0	39,922	$961,602
C. Bechtol	-	$0	41,556	$1,260,288
J. Galvin	40,000	$1,313,500	41,551	$1,330,662
N. Zupan	-	$0	39,918	$1,230,219

(1)
Amounts reflect the gross number of stock option shares exercised, not reduced by the number of any shares tendered to the Company in return for payment of withholding tax or exercise price on behalf of the NEO.

(2)
Value Realized on Exercise reflects the value received by the executive net of the exercise price paid by the executive to the Company. If the executive sold the shares on the day of exercise, the values presented are actual amounts received though the sale. Otherwise, the values reflect the closing price of the Company’s stock on the date of exercise.

(3)	Dollar amounts shown in this column represent the value of Stock Awards that vested during the year; these are calculated using the closing price of the Company’s stock on the vesting date.

Pension Benefits

The Company does not sponsor a defined benefit pension plan that provides benefits to any of the NEOs.

The Company provides NEOs (and all salaried employees) with two forms of retirement benefit. First, the Company makes matching contributions to employee 401(k) accounts up to 6% of the individual employee’s annual salary and cash incentive compensation. Second, the Company makes discretionary quarterly contributions to defined contribution pension accounts -- the Company’s 2008 pension contribution equaled 6% of each participating employee’s salary and cash incentive compensation.  For each of the NEOs in 2008, Company contributions in excess of the IRS’s 401(k) limits were made to the Deferred Compensation Plan described below.

Non-Qualified Deferred Compensation

The following table reflects contributions to, and year-end balances of, the Company’s Deferred Compensation Plan for the NEOs in 2008:

Name	Executive Contributions In the Last FY ($)	Registrant Contributions In the Last FY ($)(1)	Aggregate Earnings In the Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at the Last FYE ($)

J. Gibbs	$58,500	$92,460	($314,242)	$0	$645,975
M. Jennings	$24,972	$48,687	($74,025)	$0	$167,373
P. Eisman	$47,784	$96,988	($107,999)	$0	$177,693
C. Bechtol	$21,900	$25,860	($115,980)	$0	$224,851
J. Galvin	$6,638	$16,958	($176,103)	$0	$288,306
N. Zupan	$17,045	$24,005	($43,233)	$0	$117,463

(1)	All amounts reported in this column were included in the Summary Compensation as annual compensation for the NEOs.

The Frontier Deferred Compensation Plan is a non-qualified plan (i.e. not qualified under Section 401 of the Internal Revenue Code). This plan provides eligible employees (and directors) with the potential to defer salary and cash incentive compensation. It also functions as a spill-over plan allowing key employees to defer tax on income in excess of IRS limits on 401(k) contributions. Federal and state income taxes are generally not payable on income deferred into this plan until the subject cash is withdrawn from the plan. Employer contributions to this plan are considered FICA wages and payroll taxes are collected accordingly. Eligibility in the plan is determined by the Committee and generally includes the officers of the Company and its subsidiaries as well as the independent directors.

Eligible executives may make salary deferral contributions between 1% and 50% of annual salary and may also defer up to 100% of annual incentive awards. Executives contributing to the Deferred Compensation Plan are eligible to receive a quarterly matching contribution up to 6% of their elective deferral once their eligible compensation exceeds the IRS 401(k) contribution limits. In addition, the executives are eligible for a quarterly pension contribution from the Company of up to 6% of their eligible compensation (that amount in excess of IRS 401(k) compensation limits). In order to receive the Company match and/or pension contribution, eligible executives must be employed by Frontier on the last day of the calendar quarter unless they are terminated, die, become disabled or retire.

Participating executives and directors have full discretion over how their contributions are invested within the Deferred Compensation Plan. The Company does not provide a subsidized return on any funds invested in this plan nor does the Company guarantee the executives’ investment returns on these funds. Fidelity Investments is the independent Plan Trustee and Investment Manager. As of December 31, 2008, participants had the ability to direct contributions into all mutual funds within the Fidelity family of funds, and, approximately 33 of the mutual funds were utilized. The Deferred Compensation Plan is structured as a Rabbi Trust.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has submitted the following report for inclusion in the Proxy Statement.

February 24, 2009

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

Members of the Compensation Committee:

Douglas Y. Bech, Chairman
Paul B. Loyd, Jr.
Michael E. Rose

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth securities authorized for issuance under the Company’s equity compensation plan as of December 31, 2008:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)( c )
Equity compensation plan approved by security holders - OICP	464,591	$28.5868	5,141,656
Equity compensation plans not approved by security holders	-	-	-
Total	464,591	$28.5868	5,141,656

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Although the Company does not have any formal written policy for the review of related party transactions, the Nominating & Corporate Governance Committee and the Audit Committee generally review and approve all transactions or series of related financial transactions, arrangements or relationships between the Company and any related party, including those that involve an amount that exceeds $120,000.  The Company reviews both its own financial records and the answers provided by its officers and directors on their annual officer and director questionnaires to gather information concerning related party transactions that may require disclosure in the proxy statement, specifically including any that exceed $120,000.  There were transactions in 2008 by Mr. Buck and by Mr. Rose in 2007 that are being reported as related party transactions.  Mr. Buck, a non-employee director, purchased $150,000 of the Company’s publicly traded debt in the open market in 2008.  Mr. Rose, a non-employee director, purchased $120,000 of the Company’s publicly traded debt in the open market in 2007.

COMMITTEE CHARTERS, CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

The Company has adopted a Code of Business Conduct and Ethics and Corporate Governance Guidelines.  A copy of the Code of Business Conduct and Ethics, the Corporate Governance Guidelines and the charters of the Audit Committee, Nominating & Corporate Governance Committee, and Compensation Committee of the Company’s Board of Directors, all of which have been adopted by the Company’s Board of Directors, can be found in the investor relations section of our website at www.frontieroil.com.  In addition, each of these items is available in print from the Company to any shareholder.  Requests for printed copies should be sent to the Company at the following address:  Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are Messrs. Bech, Loyd and Rose.  No member of the Compensation Committee of the Board of Directors of the Company was, during 2008, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company.

During 2008, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company’s directors and certain officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock of the Company. Officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of the Company’s copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10-percent beneficial owners were complied with.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be included in the Proxy Statement relating to the Company’s 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) pursuant to Rule 14a-8 under the 1934 Act (“Rule 14a-8”) must be received by the Company no later than November 26, 2009 and must otherwise comply with the requirements of Rule 14a-8.

Proposals of shareholders submitted for consideration at the Company’s 2010 Annual Meeting (outside of the Rule 14a-8 process), in accordance with the Company’s bylaws, must be received by the Company by the later of 60 days before the 2010 Annual Meeting or 10 days after notice of such meeting is first published.  If such timely notice of a proposal is not given, the proposal may not be brought before the 2010 Annual Meeting.

In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors:

Any communications to directors of the Company should be mailed to the following address: Investor Relations Department, Frontier Oil Corporation, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411.  All such communications will be reviewed initially by the Company’s Investor Relations Department.  The Investor Relations Department will relay all such communications to the appropriate director or directors, unless the Investor Relations Department determines that the communication:  does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors.  The Company’s Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.  Any such response will be made through the Company’s Investor Relations Department and only in accordance with the Company’s policies and procedures and applicable law and regulations relating to the disclosure of information.

MISCELLANEOUS

All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers.  All information relating to any beneficial owner of more than 5% of the Company’s common stock is based upon information contained in reports filed by such owner with the SEC.

By Order of the Board of Directors,

J. Currie Bechtol
Vice President-General Counsel & Secretary

March 26, 2009
Houston, Texas

ANNEX A

New York Stock Exchange director independence standards include the following:

(i)
A director who is an employee, or whose immediate family member (defined below) is an executive officer, of the Company is not “independent” until three years after the end of such employment relationship.

(ii)
A director who receives, or whose immediate family member receives, more than $120,000 in any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not “independent” until three years after receiving more than $120,000 in such compensation in a 12-month period.

(iii)
A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

(iv)
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

(v)
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

An “executive officer” means any person that would be an “officer” within the meaning of Rule 16(a)-1(f) under the Securities Exchange Act of 1934, as amended.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company.

ANNEX B

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FRONTIER OIL CORPORATION

(Pursuant to Section 17-16-202 of the
Wyoming Business Corporation Act)

FRONTIER OIL CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the Wyoming Business Corporation Act (the “WBCA”), does hereby certify as follows:

FIRST:	The name of the Corporation is “Frontier Oil Corporation.”

SECOND:
The prior Restated Articles of Incorporation of the Corporation were filed in Office of the Secretary of State of the State of Wyoming (the “Secretary of State”) on August 10, 1987 under the name “Wainoco Oil Corporation.”

THIRD:
These Second Amended and Restated Articles of Incorporation, which restate, integrate and further amend the Amended and Restated Articles of Incorporation of the Corporation, as amended, were duly adopted in accordance with Section 17-16-1003 of the WGCA.

FOURTH:	These Second Amended and Restated Articles of Incorporation shall become effective immediately upon their filing with the Secretary of State.

FIFTH:	The Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended and restated to read in its entirety as follows:

Article I

Name

The name of the Corporation is “Frontier Oil Corporation” (the “Corporation”).

Article II

Registered Office And Registered Agent

The registered office of the Corporation in the State of Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is CT Corporation System.

Article III

Purpose

The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the Wyoming Business Corporation Act (“WBCA”).

Article IV

Capitalization

Section 4.1                      Authorized Capital.

The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 180,500,000 shares consisting of and divided into:

(i)           one class of 180,000,000 shares of Common Stock no par value; and

(ii)	one class of 500,000 shares of Preferred Stock, $100 par value per share, which may be divided into and issued in Series, as hereinafter provided.

Section 4.2                      Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series.  Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors.  Except as otherwise provided by law or by a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

Section 4.3                      Common Stock.

(a)           The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.

(b)           Subject to the prior rights and preferences (if any) applicable to shares of Preferred Stock of any series, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefore.

(c)           In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the preferential or other rights (if any) of the holders of shares of the Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.  For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

Article V

Directors

Section 5.1                      Number and Term.

The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).

Section 5.2                      Limitation of Personal Liability.

To the fullest extent now or hereafter permitted by the WBCA, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-16-833 of the WBCA, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

Article VI

Bylaws

The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office.

Article VII

Indemnification; INSURANCE

Section 7.1                      Indemnification of Directors and Officers.

The Corporation shall indemnify, to the fullest extent permitted by applicable law (as now or hereafter in effect) and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

Section 7.2                      Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed for and on behalf and in the name of the Corporation by its duly authorized officer on April ___, 2009.

FRONTIER OIL CORPORATION

 By:
  Name:
Title:

ANNEX C

Detailed Summary of Recommended Changes to Frontier’s Articles of Incorporation

Current Articles of Incorporation	Proposed Articles of Incorporation	Explanation of Amendment
Current Article One	Proposed Article I
The name of the corporation is Frontier Oil Corporation.	The name of the Corporation is “Frontier Oil Corporation” (the “Corporation”).	• No substantive changes that affect the rights of shareholders.
Current Article Two
The period of its duration is perpetual.	Deleted
• This provision is unnecessary under Wyoming law, which provides that a corporation’s existence is perpetual if its articles of incorporation does not limit its duration to a specified date.  Its deletion does not affect any substantive rights of shareholders.

Current Article Three	Proposed Article II
The address of the registered officer of the corporation in the State of Wyoming is 1720 Caret Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is C T Corporation System.

The registered office of the Corporation in the State of Wyoming is 1720 Carey Avenue, Cheyenne, Wyoming 82001, and the name of its registered agent in this state at such address is CT Corporation System.
• No substantive changes that affect the rights of shareholders.
Current Article Four	Proposed Article III
The purpose or purposes of the corporation is to transact any and/or all lawful business for which corporations may be incorporated under the Wyoming Business Corporation Act and, in general, to have and exercise all the powers conferred by the laws of Wyoming upon corporations formed under the Wyoming Business Corporation Act and to do any and all of the things hereinabove set forth to the same extent as natural persons might or could do.

The purpose for which the Corporation is organized is to engage in any and all lawful business and activities for which corporations may be organized under the Wyoming Business Corporation Act (“WBCA”).
• The proposed Article is more consistent with the provision in use by most public companies today. • No substantive changes that affect the rights of shareholders.
Current Article Five	Proposed Section 5.1
The number of directors to be elected at the annual meeting of shareholders or at a special meeting called for the election of directors shall not be less than three nor more than nine, the exact number to be fixed by the Bylaws. The number of directors constituting the present board is six, and the names and addresses of such six persons who are to serve as directors until the next annual meeting of shareholders or until their successors are elected and shall qualify are as follows:
Directors
John B. Ashmun
1200 Smith Street, Suite 1500
Houston, Texas 77002
James R. Gibbs
1200 Smith Street, Suite 1500
Houston, Texas 77002

James S. Palmer
425 1st Street S.W.
Esso Plaza   East Tower, 32nd Floor
Calgary, Alberta, Canada T2P 3L8
Derek A. Price
1130 Sherbrook Street West
Suite 510
Montreal, Quebec, Canada H3A 2T1
Carl W. Schafer
One Nassau Hall
Princeton, New Jersey 08544
William Scheerer, II
63 Wall Street
New York, New York 10005
The number of directors of the Corporation shall from time to time be fixed exclusively by the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”).
• The proposed Article is more consistent with the provisions in use by most public companies today, which do not fix the number of directors in their articles of incorporation.

• The provision naming the directors is required under Wyoming law only in a first-time filing of articles of incorporation.  Its deletion does not affect any substantive rights of shareholders.

Current Article Six	Proposed Article IV
The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 180,500,000 shares consisting of and divided into:
(i)      one class of 180,000,000 shares of Common Stock no par value; and
(ii)     one class of 500,000 shares of Preferred Stock, $100 par value per share, which may be divided into and issued in Series, as hereinafter provided.
The following is a statement of the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, or restrictions thereon, of the classes of stock of the corporation.
PART I
PREFERRED STOCK
1.      Rank; Authorization of Directors to Determine Certain Rights.  Except as provided in Part I of this Article Six, all shares of Preferred Stock shall have preferences limitations and relative rights identical with each other; and, except as otherwise provided by law, shares of Preferred Stock shall have only the preferences and relative rights expressly provided in this Article Six.  The Board of Directors is authorized, from time to time, acting by resolutions duly adopted by the Board of Directors, to divide the Preferred Stock into Series, to designate each Series, to fix and determine separately for each Series any one or more of the following relative rights and preferences, and to issue shares of any Series then or previously designated, fixed and determined:
(a)              the rate of dividend, if any;
(b)              the amount payable upon shares in event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation;
(c)              sinking fund provisions (if any) for the redemption or purchase of shares;
(d)              the price at and the terms and conditions on which shares may be redeemed;
(e)              the terms and conditions on which shares may be issued with the privilege of conversion;
(f)              voting rights (including the number of votes per share, the matters on which the shares can vote and the contingencies which make the voting rights effective); and
(g)              such other preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof as shall be fixed by the Board of Directors, so far as not inconsistent with the provisions of this Article Six and to the full extent now or hereafter permitted by the laws of the State of Wyoming.
2.      Dividends.
(a)              Amount; Time.  The Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefore, dividends at the rate fixed by the Board of Directors (pursuant to the preceding Section 1 of this Article Six), and no more, payable on such date or dates in each year as the Board of Directors shall determine.
(b)              Cumulatively.  Dividends on Preferred Stock may be cumulative, noncumulative or partially cumulative.  Cumulations of dividends shall not bear interest.
(c)              Priority Over Common: Restriction on Purchases of Common.  No dividend shall be declared or paid on Common Stock, and no Common Stock shall be purchased by the corporation, unless all cumulative or partially cumulative dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend period shall have been declared and paid.
3.      Liquidation Preference.  In the event of dissolution, liquidation or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of Common Stock, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) plus a sum equal to all cumulated but unpaid dividends (whether or not earned or declared) to the date fixed for distribution, and no more. All remaining assets shall be distributed pro rata among the holders of Common Stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets will be distributed among the holders of the Preferred Stock in proportion to their respective liquidation preferences.
4.      Redemption.
(a)              Right; Method.  The Board of Directors may provide that all or any part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the corporation, by resolution of the Board of Directors in accordance with the terms and conditions of this Section Six and any provisions for such redemption which may be fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six). The corporation may redeem shares of any one or more Series without redeeming shares of any other Series. If less than all the shares of any Series are to be redeemed, the shares of the Series to be redeemed shall be selected pro rata or by lot or by any other equitable method determined by the Board of Directors.
(b)              Notice.  Notice shall be given to the holders of shares to be redeemed, either personally or by mail, not less than twenty (20) nor more than sixty (60) days before the date fixed for redemption.
(c)              Payment.  Redeemed shares shall be paid for in cash in an amount fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) plus a sum equal to all cumulated but unpaid dividends thereon (whether or not earned or declared) to the date fixed for redemption, and no more.
(d)              Provision for Payment.  On or before the date fixed for redemption, the corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (i) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (ii) by depositing such sum in a bank or trust company satisfactory to the corporation, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender by the holders of shares of their respective share certificates. The holders may be evidenced by a list certified by the corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the corporation so provides for payment, then from and after the date fixed for redemption: (i) the shares shall be deemed to be redeemed; (ii) dividends thereon shall cease to accrue; (iii) such setting aside or deposit shall be deemed to constitute full payment for the shares; (iv) the shares shall no longer be deemed to be outstanding; (v) the holders thereof shall cease to be shareholders with respect to such shares; and (vi) the holders shall have no rights with respect thereto except the right to receive (without interest) their proportionate shares of the funds so set aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited shall belong to the corporation.
5.      Status of Redeemed or Converted Share.  Shares of Preferred Stock which are redeemed or converted, under a privilege to so convert, shall be cancelled and shall be restored to the status of authorized but unissued shares, without designation.
6.      Purchase.  Except as otherwise expressly provided by the Board of Directors pursuant to Section 1 of Part I of this Article Six, nothing herein shall limit the right of the corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.
7.      Voting.  Except as fixed by the Board of Directors (pursuant to Section 1 of Part I of this Article Six) and except as otherwise expressly provided by law, all voting power shall be in the Common Stock and none in the Preferred Stock. Where Preferred Stock as a class has voting power, all series of Preferred Stock shall be a single class.
PART II
COMMON STOCK
1.      Rank.  The Common Stock is subject and subordinate to any and all the rights, privileges, preferences and priorities of the Preferred Stock of the corporation as set forth in this Article Six. All shares of Common Stock shall be of equal rank and shall be identical in all respects.
2.      Liquidation, Dissolution or Winding-Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the corporation and after the holders of the Preferred Stock shall have received payment for each share of Preferred Stock equal to the redemption price therefore (as established by the Board of Directors), the remaining assets of the corporation shall be divided and distributed among the holders of the Common Stock based on the ratio which the number of shares of Common Stock owned by each such holder bears to the aggregate number of issued and outstanding shares of Common Stock.
3.      Voting.  The holders of shares of Common Stock shall possess full voting power in the election of directors and for all other purposes, and each holder of Common stock shall at every meeting of the shareholders be entitled to one vote for each share of Common Stock held by such holder on the record date for determining shareholders entitled to vote at such meeting.
4.      Dividends.  Subject to any prior dividend rights of the holders of the Preferred Stock as described in Part I of this Article Six, the holders of Common Stock shall be entitled to receive, on a share-for-share basis, such dividends as may be declared from time to time by the Board of Directors.
5.      Redemption.  The shares of Common Stock shall not be subject to redemption by the corporation.
PART III
PROVISIONS APPLICABLE TO ALL
CLASSES OF STOCK
1.      Issue and Sale of Stock.  The Board of Directors shall have the power and authority at any time and from time to time to issue, sell or otherwise dispose of any authorized and unissued shares of any class of stock of the corporation to such persons or parties, including the holders of any class of stock, for such consideration (not less than the par value, if any, thereof) and upon such terms and conditions as the Board of Directors is its discretion may deem for the best interests of the Corporation.

Section 4.1  Authorized Capital.
The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is 180,500,000 shares consisting of and divided into:
(i)one class of 180,000,000 shares of Common Stock no par value; and
(ii)one class of 500,000 shares of Preferred Stock, $100 par value per share, which may be divided into and issued in Series, as hereinafter provided.
Section 4.2  Preferred Stock.
The Preferred Stock may be issued from time to time in one or more series.  Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series and to fix from time to time the number of shares to be included in any series and the designations, powers, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, of all shares of such series, all of which shall be stated in a resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).
Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors.  Except as otherwise provided by law or by a Preferred Stock Designation, the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.
Section 4.3  Common Stock.
(a)        The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held.
(b)        Subject to the prior rights and preferences (if any) applicable to shares of Preferred Stock of any series, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefore.
(c)        In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the preferential or other rights (if any) of the holders of shares of the Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.  For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

• The proposed Article is more consistent with the provisions in use by most public companies today.

• The proposed Article regarding issuance of Preferred Stock ensures maximum flexibility for the Board of Directors to issue shares of Preferred Stock.The proposed Article does not contain any substantive changes regarding the voting, dividend and distribution rights with respect to the Common Stock.

• The proposed Article removes the prohibition on the ability of the Corporation to redeem shares of Common Stock, as such prohibition is outdated.

Current Article Seven	Proposed Article VI
Except as may be provided in the Bylaws, the Board of Directors of the corporation is expressly authorized to alter, amend or repeal the Bylaws, without any action on the part of the shareholders, but the Bylaws made by the directors and powers so conferred may be altered or repealed by the shareholders.
The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office.
• The proposed Article does not contain any substantive changes regarding the ability to amend the Bylaws and makes it more consistent with the provision in use by most public companies today.

• The provision regarding the rights of shareholders to amend the Bylaws is unnecessary, as such right is conferred under Wyoming law.

Current Article Eight, paragraph (a)	Proposed Section 5.2
No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-1-141 of the Wyoming Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit.

To the fullest extent now or hereafter permitted by the WBCA, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 17-16-833 of the WBCA, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

• The current Article protects directors against liability for breach of fiduciary duty to the maximum extent currently provided under Wyoming law.  The proposed Article will automatically expand the scope of protection to correspond with any future changes in Wyoming law.

• In order for Frontier to compete effectively for skilled and experienced directors and officers, it is important that we maintain best practices for recruiting quality leadership.  The proposed Article will automatically provide for the best protection allowed by law, a protection that highly qualified candidates are accustomed to receiving in today’s competitive market.

Current Article Eight, paragraphs (b)-(d)	Proposed Section 7.1
(b)                 The corporation shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(c)                 Expenses, including attorneys' fees, incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

(d)                 The indemnification and advancement of expenses authorized by this Article shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to any action or in his official capacity and as to action in another capacity while holding the office, and continues as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

The Corporation shall indemnify, to the fullest extent permitted by applicable law (as now or hereafter in effect) and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the WBCA, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

• In order for Frontier to compete effectively for skilled and experienced directors and officers, it is important that we maintain best practices for recruiting quality leadership.  The proposed Article will allow the Board of Directors to amend the Bylaws as necessary to adopt the indemnification coverage and procedures necessary to recruit such quality leadership.

Current Article Eight, paragraph (e)	Proposed Section 7.2
The corporation may purchase and maintain insurance providing coverage for any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity or arising out of his status, whether or not the corporation would have the power to indemnify him against liability under the provisions of this Article.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.
• No substantive changes that affect the rights of shareholders.

PROXY CARD SAMPLE

FRONTIER OIL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 29, 2009
9:00 a.m.

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002

---

FRONTIER OIL CORPORATION

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 29, 2009.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Doug S. Aron and J. Currie Bechtol, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

00065100

ADDRESS BLOCK

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:

01 James R. Gibbs
02 Douglas Y. Bech
03 G. Clyde Buck
04 T. Michael Dossey
05 Michael C. Jennings
06 James H. Lee
07 Paul B. Loyd, Jr.
08 Michael E. Rose

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve the Second Amended and Restated Articles of Incorporation. ☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.